UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )
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National City Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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March 7, 2008

Dear Stockholder:

You are invited to attend the Annual Meeting of Stockholders of National City Corporation (“National City”), which will be held at National City’s offices, 1900 East Ninth Street, Cleveland, Ohio 44114, on Tuesday, April 29, 2008, commencing at 10:00 a.m., Eastern Daylight Time.

The primary business of the meeting will be to consider and vote upon the election of directors for the coming year, the ratification of the Audit Committee’s selection of Ernst & Young LLP as the independent registered public accounting firm for 2008 and the transaction of such other business as may properly come before the meeting.

The formal Notice of Annual Meeting of Stockholders and Proxy Statement containing further information pertinent to the business of the meeting are set forth on the following pages. Our 2007 Annual Report, including consolidated financial statements, is included in this mailing.

Your vote is important no matter how many shares you own, and we hope you will be able to attend the meeting in person. Regardless of whether you plan to attend the Annual Meeting, you may submit your proxy by using the Internet, using the telephone or by signing and dating the enclosed proxy card and returning it in the accompanying envelope. If you wish to communicate directly with National City, the mailing address of National City’s executive offices is: National City Corporation, 1900 East Ninth Street, Cleveland, Ohio 44114, Attn.: Secretary.

Sincerely,

Peter E. Raskind
Chairman, President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
Director Compensation
Director Compensation Table
COMPENSATION DISCUSSION AND ANALYSIS
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION EXERCISES AND STOCK VESTED
PENSION BENEFITS
NONQUALIFIED DEFERRED COMPENSATION
OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Stockholders of
NATIONAL CITY CORPORATION

The Annual Meeting of Stockholders of National City Corporation (“National City”) will be held at National City’s offices, 1900 East Ninth Street, Cleveland, Ohio 44114, on Tuesday, April 29, 2008, at 10:00 a.m., Eastern Daylight Time, for the purpose of considering and voting upon the following matters:

1. The election of directors;

2.	The ratification of the Audit Committee’s selection of Ernst & Young LLP as the independent registered public accounting firm for 2008; and

3.	The transaction of such other business as may properly come before the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on April 29, 2008 — This Proxy Statement and our 2007 Annual Report are available at National City’s website at www.nationalcity.com.

Stockholders of record at the close of business on March 3, 2008 are entitled to receive notice of and to vote at the meeting. A list of the stockholders will be available at the meeting and for the 10 days preceding the meeting at National City’s offices, 1900 East Ninth Street, Cleveland, Ohio 44114.

All stockholders who are entitled to vote, even if you are planning to attend the Annual Meeting, are requested to submit your proxy by using the Internet, the telephone or by signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope. Please vote your shares through any of these methods. You may revoke your proxy at any time before it is voted. If you attend the meeting and vote in person, your vote will supersede any proxy you may have previously authorized. If you have questions regarding attending the Annual Meeting in person, contact our investor relations department at 1-800-622-4204. If you wish to communicate directly with National City by mail, the mailing address of National City’s executive offices is: National City Corporation, 1900 East Ninth Street, Cleveland, Ohio 44114, Attn.: Secretary.

By Order of the Board of Directors

David L. Zoeller
Secretary

March 7, 2008

PROXY STATEMENT

March 7, 2008

Solicitation and Revocability of Proxies

This Proxy Statement is furnished in connection with the solicitation by the board of directors of National City Corporation (“National City”) of the accompanying proxy to be used at the Annual Meeting of Stockholders of National City and any adjournment thereof and is being sent on approximately the date of this Proxy Statement to each holder of National City Common Stock, par value $4.00 per share (“Common Stock”), as of March 3, 2008. The Annual Meeting will be held on Tuesday, April 29, 2008, at National City’s offices, 1900 East Ninth Street, Cleveland, Ohio 44114, commencing at 10:00 a.m., Eastern Daylight Time, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Shares represented by properly presented proxies, if such proxies are received in time and not revoked, will be voted at such meeting in accordance with their specifications or, if no specifications are made, will be voted in favor of the election of directors and the ratification of the Audit Committee’s selection of Ernst & Young LLP as National City’s independent registered public accounting firm for 2008. Any proxy may be revoked by the person giving it before it is exercised by use of the Internet by 6:00 a.m. April 29, 2008, Eastern Daylight Time, or the telephone by 6:00 a.m. April 29, 2008, Eastern Daylight Time, by National City’s receipt prior to the Annual Meeting of a later-dated proxy, by receipt by the Secretary of National City prior to the Annual Meeting of a written revocation or by such person appearing at the meeting and electing to vote in person.

Information as to Voting Securities

The board of directors of National City has fixed the close of business on March 3, 2008 as the record date for determination of stockholders entitled to receive notice of and to vote at the Annual Meeting. Holders of Common Stock on the record date are the only stockholders entitled to vote at the Annual Meeting. On the record date, there were 648,135,023 shares of Common Stock outstanding. Each share of Common Stock entitles the holder to one vote on any matter to be voted on at the Annual Meeting.

Corporate Governance

National City maintains strong corporate governance practices, and the board of directors reviews National City’s corporate governance practices on a continuing basis. The board established several permanent committees comprising directors who are appointed to those committees annually. The principal committees are the Audit Committee, the Compensation and Organization Committee, the Nominating and Board of Directors Governance Committee and the Risk and Public Policy Committee. Following is a description of the corporate governance policies, including guidelines, codes and board of director committee charters, that National City adopted. More information about National City’s corporate governance is available on National City’s website at: www.nationalcity.com.

Corporate Governance Guidelines and Director Independence

The Corporate Governance Guidelines cover, among other issues, executive sessions of the board of directors, director qualifications, director responsibility, director independence, voting for directors, continuing education for members of the board of directors and internal performance evaluations.

Executive sessions of the board of directors (without participation of any officer, including the chairman and chief executive officer) are to be held at least twice a year. The chairman of the Nominating and Board of Directors Governance Committee presides at the executive sessions of the board of directors.

The board of directors of National City determined that 10 of the 12 current directors are “independent” as defined by National City’s Corporate Governance Guidelines and the New York Stock Exchange corporate governance rules. The board of directors also determined that 10 of the 12 nominees for election to the board of directors of National City are independent under these guidelines. Peter E. Raskind, chairman, president and chief executive officer of National City, and Jeffrey D. Kelly, chief financial officer and vice chairman of National City, are non-independent directors.

All members of the Audit Committee, the Compensation and Organization Committee, the Nominating and Board of Directors Governance Committee and the Risk and Public Policy Committee are independent under these guidelines.

The Corporate Governance Guidelines provide that any nominee for director who receives a greater number of votes withheld from or against his or her election than votes for his or her election shall tender his or her resignation for consideration by the Nominating and Board of Directors Governance Committee. The Nominating and Board of Directors Governance Committee shall consider the best interests of National City and its stockholders and shall recommend to the board of directors the action to be taken with respect to the tendered resignation.

Code of Ethics

The Code of Ethics governs the actions and working relationships of National City employees, officers and directors. The Code of Ethics addresses, among other items, conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of corporate assets and compliance with laws, rules and regulations and encourages the reporting of any illegal or unethical behavior.

National City requires its employees, officers and directors to talk to supervisors, managers or other appropriate personnel to report and discuss any known or suspected criminal activity involving National City or its employees. National City established a Compliance Hotline to allow employees, officers and directors to anonymously report any known or suspected violation of laws, rules or regulations or the Codes of Ethics.

Code of Ethics for Senior Financial Officers

The Code of Ethics for Senior Financial Officers addresses some of the same issues as the Code of Ethics, such as the importance of honesty, integrity and confidentiality, but establishes specific standards related to financial controls and reporting for senior financial officers of National City. Senior financial officers of National City are expected to adhere to both the National City Corporation Code of Ethics and the Code of Ethics for Senior Financial Officers.

Charters for the Audit Committee, the Nominating and Board of Directors Governance Committee, the Compensation and Organization Committee and the Risk and Public Policy Committee

National City’s board of directors adopted charters for the Audit, the Nominating and Board of Directors Governance, the Compensation and Organization and the Risk and Public Policy Committees. These charters address issues such as independence of the committee members, committee organization, member qualifications and committee powers, duties and responsibilities. The Audit Committee Charter also provides additional information on the selection, independence, authority and function of the independent registered public accounting firm and the authority and function of the general auditor.

Website Availability

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on April 29, 2008 — This Proxy Statement and our 2007 Annual Report are available at National City’s website at www.nationalcity.com.

National City’s charters, the Corporate Governance Guidelines, the Code of Ethics, the Code of Ethics for Senior Financial Officers and other information about National City’s corporate governance are available on National City’s website at www.nationalcity.com or in print through National City’s investor relations department.

Additionally, all of National City’s filings with the Securities and Exchange Commission, including, annual and quarterly reports and proxy statements, are available through National City’s website.

Board of Directors and Committees

The board of directors of National City is responsible for establishing broad corporate policies and for the overall performance of National City. The board, however, is not involved in the day-to-day operating details of National City’s business. Members of the board are kept informed of National City’s business through various documents and reports provided by the chairman of the board and other officers of National City and by participating in board and board committee meetings. Each director has access to all books, records and reports of National City, and members of management are available at all times to answer any director’s question.

National City, through its Corporate Governance Guidelines, established director responsibilities and qualifications. All directors are expected to attend meetings of the board and of the board committees of which they are members. Directors who attend less than 75% of the meetings of the board and its committees for two consecutive years will not be eligible for nomination to the board of directors. Directors are expected to be prepared for these meetings and to be able to devote the time required for preparation and participation.

During 2007, the board of directors of National City held 5 regularly scheduled meetings and 1 special meeting. Average attendance by directors at those meetings was 97% and all incumbent directors attended 75% or more of the meetings of the board and the board committees they were scheduled to attend. All of the persons nominated and elected as directors of National City at National City’s 2007 Annual Meeting of Stockholders attended that Annual Meeting.

Each principal committee of the board of directors is described below. The members of each committee are identified below and in the biographical material of the nominees for election of directors. Additional information regarding the functions performed by each committee is set forth in each committee’s respective charter.

The Audit Committee. The Audit Committee is required to meet at least 4 times per year and met 7 times during 2007. The Audit Committee is composed of directors who are independent of the management of National City and are free of any relationship that would interfere with their exercise of independent judgment as committee members. The Audit Committee has oversight responsibility for the independent registered public accounting firm and the general auditor. The Audit Committee performs the duties and responsibilities delegated to it by the board of directors to fulfill the board of directors’ responsibilities to stockholders, potential stockholders and the investment community relating to corporate accounting and reporting practices of National City, effectiveness of National City’s internal control structure and procedures for financial reporting and compliance with applicable laws and regulations. The Audit Committee also approves, engages and has sole authority to terminate the independent registered public accounting firm. In so doing, the Audit Committee maintains free and open communications among the directors, the independent registered public accounting firm, the general auditor and the management of National City. The members of the Audit Committee are Messrs. Barfield, Broadhurst, McCallister and Weiss and Dr. Thornton. Mr. Broadhurst is chairman. The board of directors has determined that Messrs. Barfield and Broadhurst are Audit Committee Financial Experts. Each Audit Committee Financial Expert is independent. Additional information regarding the functions performed by the Audit Committee and its membership is set forth in the Report of the Audit Committee included in this Proxy Statement.

The Compensation and Organization Committee. The Compensation and Organization Committee (the “Compensation Committee”) meets on the call of its chairman and met 8 times during 2007. The Compensation Committee is composed of directors who are independent of the management of National City and are free of any relationship that would interfere with their exercise of independent judgment as committee members.

Pursuant to its charter, the Compensation Committee considers and authorizes the compensation philosophy for National City’s executives, reviews and evaluates chief executive officer and senior management performance in light of goals and objectives set by the Compensation Committee, annually reviews and approves benefits for the chief executive officer and senior management, sets the chief executive officer’s and senior management’s compensation based upon performance, makes recommendations to the board of directors with respect to incentive compensation plans, deferred compensation plans, executive retirement plans and equity based plans, oversees incentive, deferred compensation, executive retirement and equity based plans, considers matters relating to compensation policy and compensation of senior officers of National City and its subsidiaries and makes recommendations to the board of directors of National City on matters relating to succession management and organization of senior executive management.

Certain executive officers are responsible for providing the Compensation Committee with information necessary to make informed decisions relating to executive pay or to recommend executive pay actions based upon performance. These actions are generally handled by the director of human resources and the chief executive officer. The chief executive officer provides the Compensation Committee with periodic updates on performance as well as recommendations relating to equity awards and incentive opportunity within the context of National City’s plans and programs. Equity nominations and incentive plan opportunities are determined by the Compensation Committee for the chief executive officer. For other executive officers, the chief executive officer provides a recommendation to the Compensation Committee. After review and discussion, the Compensation Committee makes a final determination of the pay package for executive officers which may be based, in part, on the recommendation of the chief executive officer. The chief executive officer’s recommendations for incentive opportunity and equity awards are made within a framework provided by the Compensation Committee for opportunities at this level within the organization. Neither the Compensation Committee nor the executive officers make recommendations with respect to director compensation, as the Nominating and Board of Directors Governance Committee evaluates and establishes director compensation.

The Compensation Committee has the authority to retain and terminate advisors to assist in discharging its duties including the authority to approve such advisors’ fees and retention terms. The Compensation Committee has used the services of Watson Wyatt Worldwide for independent compensation advice. Watson Wyatt reports directly to the Compensation Committee and works with management on behalf of the Compensation Committee to conduct its work. The services provided by Watson Wyatt to the Compensation Committee are set forth in the Compensation Discussion and Analysis under the discussion titled Independent Consultant.

Under the terms of National City’s Long-Term Cash and Equity Incentive Plan, the Compensation Committee is authorized to grant stock options, restricted stock awards, restricted stock units, appreciation rights and awards of Common Stock to officers and key employees of National City and its subsidiaries. The Compensation Committee also determines the award opportunities and participants for plan cycle awards under the Long-Term Cash and Equity Incentive Plan and the Management Incentive Plan for Senior Officers, as Amended and Restated, and establishes the peer group for the Long-Term Cash and Equity Incentive Plan.

The members of the Compensation Committee are Messrs. Connor, Ormond and Shaheen and Dr. Healy. Mr. Ormond is chairman. Additional information regarding the functions performed by the Compensation Committee and its membership is set forth in the Compensation Discussion and Analysis and the Report of Compensation and Organization Committee included in this Proxy Statement.

The Nominating and Board of Directors Governance Committee. The Nominating and Board of Directors Governance Committee meets on the call of its chairman and met 4 times during 2007. The Nominating and Board of Directors Governance Committee nominates director candidates for election by stockholders and advises and makes recommendations to the board of directors of National City with respect to nominations to fill vacancies on the board of directors, director compensation, charters for and appointments to committees of the board of directors and other issues of corporate governance. The members of the Nominating and Board of Directors Governance Committee are Messrs. McCallister, Ormond and Shaheen and Drs. Healy and Thornton. Mr. Shaheen is chairman.

The Risk and Public Policy Committee. The Risk and Public Policy Committee meets on the call of its chairman and met 5 times during 2007. The Risk and Public Policy Committee has responsibility for the processes for managing National City’s credit, market, interest rate, liquidity, regulatory, legal and operational risks, the process for determining the adequacy of National City’s capital and the performance of National

City’s internal risk management function. The members of the Risk and Public Policy Committee are Messrs. Barfield, Broadhurst, Conner and Weiss. Mr. Weiss is chairman.

Board of Director Nomination Process

Nominations of persons for election as directors of National City may be made by the Nominating and Board of Directors Governance Committee or by any stockholder who is a stockholder of record at the time of giving notice as provided below. Additionally, stockholders may submit the name of a possible nominee for consideration by the Nominating and Board of Directors Governance Committee.

To be timely, a stockholder’s notice to nominate a director candidate must be delivered to or mailed to and received at the principal executive offices of National City, 1900 East Ninth Street, Cleveland, Ohio 44114, Attn.: Executive Offices, not less than 60 days prior to the meeting of the stockholders; provided, however, that in the event that a public announcement of the date of such meeting is not made at least 75 calendar days prior to the date of such meeting, notice by the stockholder must be so received not later than the close of business on the 10th calendar day following the day on which the public announcement is first made of the date of such meeting.

Such stockholder’s notice must include (i) the name and address, as they appear on National City’s books, of the stockholder giving the notice and of the beneficial owner, if any, on whose behalf the nomination is made; (ii) a representation that the stockholder giving notice is a holder of record of Common Stock, entitled to vote at such meeting, and intends to appear in person or by proxy at such meeting to nominate the person or persons specified in the notice; (iii) the class and number of shares of Common Stock beneficially owned and of record by the stockholder giving the notice and by the beneficial owner, if any, on whose behalf the nomination is made; (iv) a description of all arrangements or understandings between or among any of (A) the stockholder giving notice, (B) the beneficial owner on whose behalf the notice is given, (C) each nominee and (D) any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder giving the notice; (v) such other information regarding each nominee proposed by the stockholder giving the notice as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated by the board of directors; and (vi) a signed consent of each nominee to serve as a director of National City if so elected.

At the request of the board of directors, any person nominated by the board of directors for election as a director must furnish to the Secretary of National City that information required to be set forth in a stockholder’s notice of nomination which pertains to the nominee. The presiding officer of any meeting of stockholders will, if the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed herein, and if he or she should so determine, he or she will declare the nomination as defective and the nomination will be disregarded.

Director Qualifications. There should be no more than 15 members on the board of directors. No director may serve on more than 4 other public company boards of directors. To preserve independence and to avoid conflicts of interest, each director shall advise the chairman of the Nominating and Board of Directors Corporate Governance Committee in advance of accepting an invitation to serve on another public company board of directors.

The following standards shall be used to determine director qualification:

•	Experience as a chief executive officer, member of senior management or director of a nationally recognized or otherwise significant business corporation, educational institution or not-for-profit organization.

•	Not older than 68 years of age.

•	Serves on no more than 4 other publicly held corporation boards of directors.

•	Serves on no more than 2 other audit committees of the boards of directors of publicly held corporations.

•	Beneficially owns at least 12,000 shares of Common Stock within 3 years of becoming a director.

•	May not be, or be affiliated with, a service provider to National City such as an attorney, accountant or consultant.

•	The individual has particular skills or expertise that enhance the overall composition of the board of directors.

There is no specified term limit that a director may serve on the National City board of directors. The Nominating and Board of Directors Governance Committee reviews each director’s performance annually to assess independence, attendance and overall performance. A director is required to submit a letter of resignation to the board of directors upon the loss of principal employment prior to normal retirement age, however, at the discretion of the Nominating and Board of Directors Governance Committee, the director may be nominated for an additional one-year term as a director.

From time to time, the board of directors engages a third-party search firm to assist in identifying and evaluating potential director nominees.

Director Compensation

Fees for 2007. Members of the board of directors of National City who are not employees of National City, or any of its subsidiaries, receive a yearly retainer of $50,000. An additional yearly retainer of $15,000 is paid to each Audit Committee member, and an additional yearly retainer of $15,000 is paid to the chairman of the Audit Committee. An additional yearly retainer of $5,000 is paid to each member of each other committee, and an additional yearly retainer of $5,000 is paid to the chairman of each other committee. All yearly retainers are payable in quarterly installments on December 1, March 1, June 1 and September 1. Under a plan for the deferred payment of directors’ fees, a director may elect to have the payment of fees deferred until his or her departure from the board.

Equity Awards. For the year 2007, each non-employee director re-elected to the board of directors at the annual meeting was awarded 2,000 shares of Common Stock subject to transfer restrictions under the Long-Term Cash and Equity Incentive Plan. Commencing with the 2008 Annual Meeting, annually, each non-employee director re-elected to the board will be awarded National City common stock valued at $100,000, instead of 2,000 shares, subject to transfer restrictions under the Long-Term Cash and Equity Incentive Plan. The value of the shares will be based upon the average closing price for the month of December of the year preceding the grant. The restrictions on shares of Common Stock expire at the earlier of the individual director’s death or disability, a change in control or the date that is nine months after the date of the award.

Upon becoming a director, each non-employee director is awarded 2,000 shares of Common Stock, subject to transfer restrictions under the Long-Term Cash and Equity Incentive Plan. Mr. Koranda received this award upon becoming a director on October 22, 2007.

Directors receive dividends on their restricted stock awards at the same rate and frequency as all stockholders of National City.

Incentive Compensation. The National City Board of Directors Long-Term Incentive Compensation Plan provides for an annual award for each non-employee director ranging from zero to a maximum of $48,000. The actual award is based on National City’s position, as of December 31 of each year, in its peer group for the 3-year plan cycle then ending under the Long-Term Cash and Equity Incentive Plan. The award is immediately vested and credited to a deferred compensation account for the benefit of the non-employee director and is invested in phantom units of Common Stock. Cash payments of the award commence on February 1 of the year immediately following the year in which the director ceases to be a director. No award was credited for the 3-year plan cycle ending December 31, 2007 based on a 14th place finish in the peer group comparison. This plan was eliminated effective for 2008, and there will be no further payouts under this plan.

Deferred Compensation Plan. Directors can defer payment of their fees pursuant to the Amended National City Corporation Plan for Deferred Payment of Directors’ Fees (the “Director Deferral Plan”). The

Director Deferral Plan allows each director to elect to defer receipt of the fees payable to him or her in connection with his or her future services. The amount deferred is credited to an unfunded compensation account in the director’s name. The account is comprised of two sub-accounts — the Interest Fund and the Stock Fund. The director elects the portion of his or her deferred fees that are to be credited to each sub-account. The Interest Fund credits interest quarterly at a rate equal to the highest rate of interest National City Bank is offering to pay on any savings or time deposits of less than $100,000 as of the first day of each calendar quarter. The Stock Fund is the phantom equivalent of National City’s Common Stock, and credits are made to the account quarterly in an amount equal to the then dividend rate. In 2007, the interest fund yielded a return less than 120% of the applicable long-term federal rate established in January 2007. In 2007, dividend equivalents paid on the phantom stock were paid at the same rate and frequency as for all holders of National City Common Stock. Therefore, there are no preferential nonqualified deferred compensation earnings to report for any director.

Director Compensation Table. The following table sets forth the compensation of the board of directors during fiscal year 2007.

					Change in
					Pension
					Value and
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
	in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name(1)	($)	($)(2)	($)	($)	($)	($)(3)	($)

Jon E. Barfield	70,000	74,183	0	0	0	5,420	149,603

James S. Broadhurst	90,000	74,183	0	0	0	2,420	166,603

Christopher M. Connor	60,000	74,183	0	0	0	2,420	136,603

Bernadine P. Healy, M.D.	63,750	74,183	0	0	0	2,420	140,353

Allen H. Koranda	12,500	10,582	0	0	0	0	23,082

S. Craig Lindner	17,500	7,927	0	0	0	2,420	27,847

Michael B. McCallister	65,000	139,316	0	0	0	4,020	208,336

Paul A. Ormond	65,000	74,183	0	0	0	6,420	145,603

Gerald L. Shaheen	65,000	74,183	0	0	0	6,420	145,603

Jerry Sue Thornton, Ph.D.	75,000	74,183	0	0	0	2,420	151,603

Morry Weiss	80,000	74,183	0	0	0	2,420	156,603

(1)	Mr. Lindner did not stand for re-election at the 2007 Annual Meeting of Stockholders. Messrs. Raskind and Kelly do not receive any compensation for their service as directors. Mr. Daberko served as chairman until the end of 2007 and did not receive any compensation for his service as a director. All compensation received by Messrs. Daberko, Raskind and Kelly for their service as executive officers is fully reflected in the compensation tables set forth below under Executive Compensation.

(2)	The restrictions on shares of Common Stock expire at the earlier of the individual director’s death or disability, a change in control or the date that is nine months after the date of the award, which, for the annual grant, is the annual meeting held in April. The value in the Stock Awards column reflects one month’s compensation cost recorded in accordance with the Financial Accounting Standards Board’s standard on share-based payments (“FAS 123R”) for the 2006 grant, for which the nine-month vesting period ended in late January of 2007, and eight months compensation cost recorded in accordance with FAS 123R for the 2007 grant at the annual meeting in April of 2007. The grant date fair value of the 2007 award under FAS 123R is $74,540 and is based on the closing price of a share of National City Common Stock of $37.27 on April 24, 2007.

For Mr. McCallister, the value in the Stock Awards column reflects the compensation cost recorded in accordance with FAS 123R for his award of 2,000 shares upon becoming a director in December 2006 and his grant of 2,000 shares in April of 2007 as stated above. For Mr. Lindner, the value reflects the 2006 grant only, as Mr. Lindner did not stand for re-election in 2007. For Mr. Koranda, the value reflects the compensation cost recorded for his award of 2,000 shares upon becoming a director in October 2007. The grant date fair value of Mr. Koranda’s 2007 award under FAS 123R is $47,620 and is based on the closing price of a share of National City Common Stock of $23.81 on October 22, 2007.

Reference is made to the disclosure regarding the valuation of restricted stock awards included in National City’s 2007 Annual Report, delivered with this Proxy Statement and filed with the Securities and Exchange Commission on February 13, 2008, in the following sections of the Notes to Consolidated Financial Statements: Note 1 — Basis of Presentation and Significant Accounting Policies, Share-Based Payment, page 73; Note 2 — Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards, page 75; and Note 23 — Stock Options and Awards, pages 117-119.

The aggregate number of stock awards outstanding as of December 31, 2007 for each of Messrs. Barfield, Broadhurst, Connor, Koranda, McCallister, Ormond, Shaheen and Weiss and Drs. Healy and Thornton is 2,000 shares, representing the 2007 awards granted in April to each director re-elected to the board and in October to Mr. Koranda.

(3)	National City will match, on a one-for-one basis, personal gifts to educational institutions or arts organizations made by each non-employee member of the board up to $4,000 annually. For 2007, charitable matches of $4,000 each were made on behalf of Messrs. Ormond and Shaheen and a charitable match of $3,000 was made on behalf of Mr. Barfield.

Directors receive dividends on their restricted stock awards at the same rate and frequency as all stockholders of National City. Dividends are not factored into the grant date fair value of the directors’ restricted stock, and the All Other Compensation column includes values of $780 for dividends paid on the 2006 annual stock award and $1,640 for dividends paid on the 2007 annual stock award. For Mr. McCallister, the amount includes $2,380 for dividends paid his December 2006 stock award upon becoming a director and $1,640 for dividends paid on the 2007 annual stock award. Mr. Koranda did not receive any dividends in 2007.

Compensation Committee Interlocks and Insider Participation

National City had no compensation committee interlocks or insider participations during 2007. Certain of National City’s directors, director nominees and executive officers, and their immediate family members and certain business affiliates, as defined by the Securities and Exchange Commission, have engaged in lending and other ordinary banking transactions, both personal and corporate, with National City and its subsidiaries during 2007 and to date during 2008. Similar additional transactions are expected to take place in the ordinary course of business in the future. All of these transactions were made in the ordinary course of business, on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable loans with persons not related to National City and do not involve more than the normal risk of collectibility or present other unfavorable features.

Communications with Non-Management Members of the Board of Directors

An employee, officer, stockholder or other interested party who has an interest in communicating with non-management members of the board of directors, or the board as a whole, may do so by directing the communication to the chairman of the Nominating and Board of Directors Governance Committee, who is the presiding director for non-management sessions of the board of directors. Confidential messages for the chairman of the Nominating and Board of Directors Governance Committee may be delivered in writing to the chairman of the Nominating and Board of Directors Governance Committee, c/o Secretary, National City Corporation, 1900 East Ninth Street, Cleveland, Ohio 44114, or through the Compliance Hotline at: 1-877-465-3438.

Stockholder Action

1.	ELECTION OF DIRECTORS

Directors are elected to serve until the next Annual Meeting and until their respective successors are duly elected and qualified. National City currently has 12 directors, and a total of 12 directors is currently authorized. The Nominating and Board of Directors Governance Committee has set the number of authorized directors for election at the Annual Meeting of Stockholders at 12 directors. It is intended that shares represented by proxies, unless contrary instructions are given, will be voted for the election of the director nominees listed on the following pages. Although management does not expect that any nominee will be unavailable for election, in the event that vacancies unexpectedly occur, the shares will be voted for substitute nominees, if any.

The 12 nominees for election to the board of directors of National City are identified on the following pages. All of the nominees are presently directors of National City and all were elected at the last Annual Meeting except for Messrs. Koranda and Kelly. Mr. Koranda was appointed to the board of directors on October 22, 2007. Mr. Koranda was the former chairman and chief executive officer of MAF Bancorp, Inc. which was acquired by National City in 2007. Mr. Kelly, National City’s chief financial officer and vice chairman, was appointed to the board of directors on December 18, 2007. Mr. Daberko retired as chief executive officer of National City in July of 2007 and as chairman in December of 2007. Mr. Raskind commenced serving as chairman upon Mr. Daberko’s retirement. The following material contains biographical information concerning each of the nominees, including their positions and offices with National City, other directorships, current age, committee membership, the number of shares of Common Stock beneficially owned and Common Stock share equivalents owned as of February 14, 2008 and their recent employment through the date of this Proxy Statement.

Vote By Stockholders

The election of directors requires a plurality of the votes of the shares of Common Stock present in person or represented by proxy and entitled to vote for the election of directors at the Annual Meeting. Any nominee for director who receives a greater number of votes withheld from or against his or her election than votes for his or her election is required by National City’s Corporate Governance Guidelines to tender his or her resignation for consideration by the Nominating and Board of Directors Governance Committee. The Nominating and Board of Directors Governance Committee shall consider the best interests of National City and its stockholders and shall recommend to the board of directors the action to be taken with respect to the tendered resignation.

NOMINEES FOR ELECTION AS DIRECTORS

JON E. BARFIELD, Chairman and President of The Bartech Group, Inc., a provider of engineering and information technology staffing services, business process consulting and outsourced vendor management services, since 1995. Director of BMC Software, Inc. and CMS Energy Corporation. Director of National City since 1998; member of the Audit and the Risk and Public Policy Committees. Age 56. Shares of Common Stock owned: 55,909.

JAMES S. BROADHURST, Chairman and Chief Executive Officer of Eat’n Park Hospitality Group, Inc., a chain of family restaurants and a provider of contract dining services, since 1984. Director of National City since 1996; chairman of the Audit Committee and member of the Risk and Public Policy Committee. Age 64. Shares of Common Stock owned: 41,370.

CHRISTOPHER M. CONNOR, Chairman and Chief Executive Officer of The Sherwin-Williams Company, a global producer in the paint and coatings industry, since April 2000. Director of Eaton Corporation. Director of National City since 2002; member of the Compensation and Organization and the Risk and Public Policy Committees. Age 51. Shares of Common Stock owned: 27,759.

BERNADINE P. HEALY, M.D., Medical Columnist and Health Editor, U.S. News & World Report, since September 2002. Director of Ashland Inc., Invacare Corporation and The Progressive Corporation. Director of National City since 2003 and previously a director of National City from 1995 to 2001 and 1989 to 1990; member of the Compensation and Organization and the Nominating and Board of Directors Governance Committees. Age 63. Shares of Common Stock owned: 29,289.

JEFFREY D. KELLY., Chief Financial Officer of National City since 2000 and Vice Chairman since December of 2004 and previously Executive Vice President from 1994 to December 2004. Director of The Progressive Corporation. Director of National City since 2007. Age 54. Shares of Common Stock owned: 804,194, including options for 436,120 shares of Common Stock.

ALLEN H. KORANDA, Chairman and Chief Executive Officer of MAF Bancorp, Inc. from 1989 until its acquisition by National City in September 2007, and Chairman and Chief Executive Officer of Mid America Bank, MAF Bancorp, Inc.’s banking subsidiary, from 1984 until 2007. Director of National City since 2007. Age 61. Shares of Common Stock owned: 1,419,820.

MICHAEL B. McCALLISTER, President and Chief Executive Officer of Humana Inc., a provider of coordinated health insurance coverage and related services for employer groups, government-sponsored programs and individuals, since February 2000. Director of Humana Inc. Director of National City since 2006; member of the Audit and the Nominating and Board of Directors Governance Committees. Age 55. Shares of Common Stock owned: 6,643.

PAUL A. ORMOND, Chairman, President and Chief Executive Officer of HCR ManorCare, Inc. (formerly Manor Care, Inc.), a provider of long-term care, skilled nursing and rehabilitative services, since 1991. Director of National City since 1999; chairman of the Compensation and Organization Committee and member of the Nominating and Board of Directors Governance Committee. Age 58. Shares of Common Stock owned: 50,986.

PETER E. RASKIND, Chairman, President and Chief Executive Officer of National City. Mr. Raskind has been Chairman since December 2007, Chief Executive Officer since July of 2007 and President since December 2006 and was previously Vice Chairman from December 2004 to December 2006 and Executive Vice President from 2000 to December 2004. Director of National City since 2006. Age 51. Shares of Common Stock owned: 740,396, including options for 452,779 shares of Common Stock.

GERALD L. SHAHEEN, Group President of Caterpillar Inc., a manufacturer of construction and mining equipment, diesel and natural gas engines and industrial gas turbines, from 1998 until his retirement in February of 2008. Director of AGCO Corporation and Ford Motor Company. Director of National City since 2001; chairman of the Nominating and Board of Directors Governance Committee and member of the Compensation and Organization Committee. Age 63. Shares of Common Stock owned: 26,962.

JERRY SUE THORNTON, Ph.D., President of Cuyahoga Community College, a provider of post-secondary education, since 1992. Director of RPM International Inc., Applied Industrial Technologies, Inc. and American Greetings Corporation. Director of National City since 2001; member of the Audit and the Nominating and Board of Directors Governance Committees. Age 61. Shares of Common Stock owned: 39,038.

MORRY WEISS, Chairman of American Greetings Corporation, a greeting card manufacturer, since 1992. Chief Executive Officer of American Greetings Corporation from 1987 to June 2003. Director of National City since 1993; chairman of the Risk and Public Policy Committee and member of the Audit Committee. Age 67. Shares of Common Stock owned: 64,824.

The board of directors of National City unanimously recommends a vote FOR the slate of directors.

Beneficial Ownership

As of February 14, 2008, Common Stock was the only outstanding class of equity securities, as defined in Rule 13d-1 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), of National City. Beneficial ownership of Common Stock, for purposes of the beneficial ownership disclosures in this Proxy Statement, was determined in accordance with Rule 13d-3 of the General Rules and Regulations under the Exchange Act. Under Rule 13d-3, a person is deemed to be the beneficial owner of securities if he or she has or shares, directly or indirectly, voting power and/or investment power with respect to such securities or has the right to acquire beneficial ownership within 60 days. Accordingly, the amounts shown do not purport to represent beneficial ownership for any purpose other than as set forth under Rule 13d-3. Further, beneficial ownership as determined in this manner does not necessarily bear on the economic incidence of ownership of Common Stock.

As of February 14, 2008, to the knowledge of National City, no person or entity beneficially owned more than 5% of the then outstanding Common Stock. As of February 14, 2008, no individual director, nominee or officer beneficially owned more than 5% of the then outstanding Common Stock. For purpose of this disclosure, with respect to any one person or entity, the amount of outstanding Common Stock is the aggregate number of shares of Common Stock outstanding on February 14, 2008 plus an amount equal to the amount of Common Stock which such person or entity had the right to acquire as of that date and within 60 days of that date (i.e., pursuant to a stock option) and includes any shares held for the benefit of such person, if an officer, in National City’s 401(k) plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Under the Exchange Act, National City’s directors, certain officers and persons beneficially owning more than 10% of any class of National City’s equity securities registered pursuant to Section 12 of the Exchange Act are required to report, within specified due dates, their initial ownership in any class of National City’s equity securities and all subsequent acquisitions, dispositions or other changes in beneficial ownership in such securities. National City is required to describe in this Proxy Statement whether it has knowledge that any person required to file such a report failed to do so in a timely manner. In this regard, to the knowledge of National City, based solely on the review of copies of reports furnished to National City by its directors and executive officers pursuant to Rule 16a-3 promulgated pursuant to the Exchange Act, and on written representations that no other reports were required during the period ending December 31, 2007, all of National City’s directors and officers satisfied such filing requirements with one exception. The reporting on Form 4 of the reinvestment of dividends and deferred director fees for each director as of October 1, 2007 was filed on October 4, 2007.

Ownership Guidelines

Under National City’s Corporate Governance Guidelines, the standards for determining director qualification include the provision that, within 3 years of becoming a director, each director beneficially own at least 12,000 shares of Common Stock. Both direct and indirect equity ownership and ownership of phantom shares are considered as owned shares for the purpose of this guideline. The stock ownership guidelines and current holdings for certain executive officers are set forth in the Compensation Discussion and Analysis included in this Proxy Statement.

The following table sets forth, as of February 14, 2008, the beneficial ownership of Common Stock (including shares with respect to which the following persons have the right to acquire beneficial ownership within 60 days after such date) by each director and director nominee of National City, the Named Executive Officers named in the Summary Compensation Table below and all directors, director nominees and executive officers of National City as a group.

BENEFICIAL SECURITY OWNERSHIP OF MANAGEMENT

		Amount and
		Nature of
		Beneficial				Total Shares &
		Ownership	Percent of		Share	Share Equivalents
Title of Class	Name of Beneficial Owner	(Shares)(1)	Class		Equivalents(2)	Beneficially Held
Common Stock	Jon E. Barfield	25,382		*	30,527	55,909
Common Stock	James R. Bell, III	506,810		*	3,434	510,244
Common Stock	James S. Broadhurst	31,725		*	9,645	41,370
Common Stock	Christopher M. Connor	11,165		*	16,594	27,759
Common Stock	David A. Daberko	3,650,793		*	55,596	3,706,389
Common Stock	Daniel J. Frate	524,594		*	74,662	599,256
Common Stock	Jon L. Gorney	658,577		*	16,292	674,869
Common Stock	Bernadine P. Healy, M.D.	20,958		*	8,331	29,289
Common Stock	Jeffrey D. Kelly	667,806		*	136,388	804,194
Common Stock	Allen H. Koranda	1,419,820		*	0	1,419,820
Common Stock	Michael B. McCallister	4,450		*	2,193	6,643
Common Stock	Paul A. Ormond	23,125		*	27,861	50,986
Common Stock	Ted M. Parker	84,319		*	2,554	86,873
Common Stock	Peter E. Raskind	630,486		*	109,910	740,396
Common Stock	Gerald L. Shaheen	10,989		*	15,973	26,962
Common Stock	Jerry Sue Thornton, Ph.D.	11,435		*	27,603	39,038
Common Stock	Morry Weiss	29,877		*	34,947	64,824
Common Stock	Directors and Executive Officers of National City as a Group	10,557,516	1.65%		705,413	11,262,929

*	The percent of Common Stock beneficially owned is less than 1%.

(1)	Beneficial ownership of the shares held by each individual consists of sole voting power and sole investment power, except voting power and/or investment power for the following individuals is shared with the spouse or a family member of the individual, or with a partnership, as follows: Mr. Barfield: 1,022 shares; Mr. Bell: 7,200 shares; Mr. Koranda: 202,077; and directors and executive officers as a group: 294,939 shares.

Includes shares of Common Stock that each of the following individuals have a right to acquire on or before April 14, 2008: Mr. Daberko: 2,674,076 shares; Mr. Raskind: 452,779 shares; Mr. Kelly: 436,120 shares; Mr. Frate: 459,999 shares; Mr. Gorney: 420,089 shares; Mr. Bell: 293,927 shares; and directors and executive officers as a group: 6,192,656 shares, and 53,464 shares pledged as security.

(2)	Includes amounts credited to phantom units of Common Stock in a deferred compensation account for each individual pursuant to the National City Corporation Board of Directors Long-Term Incentive Compensation Plan, the Amended National City Corporation Plan For Deferred Payment of Directors’ Fees, the National City Corporation 2004 Deferred Compensation Plan, the National City Corporation Deferred Compensation Plan and the National City Corporation Executive Savings Plan. Also includes restricted stock units granted under the Long-Term Cash and Equity Incentive Plan.

2.	RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee and the board of directors of National City believe it appropriate to submit for action by the stockholders of National City the ratification of the Audit Committee’s selection of Ernst and Young LLP as the independent registered public accounting firm for National City for the year 2008. The firm and its predecessors have served as the independent registered public accounting firm for National City since its inception in 1973. In the opinion of the Audit Committee of the board of directors of National City, the reputation, qualifications and experience of the firm make appropriate its reappointment for 2008. A representative of Ernst and Young LLP is expected to be present at the Annual Meeting, with the opportunity to make a statement if such representative desires to do so, and is expected to be available to respond to appropriate questions.

Adoption by Stockholders

The proposal for the ratification of the Audit Committee’s selection of Ernst & Young LLP as the independent registered public accounting firm for 2008 requires for its adoption the favorable vote of the holders of shares of Common Stock representing at least a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting.

The board of directors of National City unanimously recommends a vote FOR the ratification of the Audit Committee’s selection of Ernst & Young LLP as the independent registered public accounting firm for 2008.

COMPENSATION DISCUSSION AND ANALYSIS

In this Compensation Discussion and Analysis, we address National City’s compensation philosophy as applied to our Named Executive Officers, as named in the Summary Compensation Table below, as well as the objectives of each of the components of the compensation package and the decisions relating to 2007 compensation paid.

Compensation for the Named Executive Officers was affected by Mr. Daberko’s announced retirement in July 2007 and the “leadership transition” associated with his retirement. In this Compensation Discussion and Analysis the continuing leadership team, including Messrs. Raskind, Kelly, Frate and Gorney, is referred to as the “Active Named Executive Officers.”

2007 Compensation Highlights

National City’s compensation plans and stock ownership policies were designed to create alignment between executive pay and stockholder interests. It is important for stockholders to understand the impact of corporate performance and total stockholder return on executive pay. National City’s pay structures and policies create a strong alignment between performance and executive pay in the following ways:

•	Each Named Executive Officer participates in an annual incentive plan with payments based upon corporate annual performance. Messrs. Daberko, Raskind and Kelly received no awards for 2007 performance.

•	Each Named Executive Officer participates in a long-term incentive plan that provides payments based upon relative total stockholder return. No awards were paid for the three-year performance period ending on December 31, 2007.

•	Each Named Executive Officer receives periodic awards of stock options. Stock options create value to the recipient only when the stock price increases over the value at which the award was granted. Outstanding options granted to the Named Executive Officers had no value at December 31, 2007. To emphasize overall stock price value, the relative weight of stock options as part of the overall compensation package increased for the Named Executive Officers in 2007.

•	Messrs. Raskind, Kelly and Frate have been granted performance vested restricted stock unit awards. The performance criterion for each of these awards is relative total stockholder return. These awards reward for the delivery of meaningful stockholder return, as the number of shares delivered, and the value of those shares, is directly tied to total stockholder return. The performance period has approximately three years remaining.

•	Each Named Executive Officer has a significant amount of their personal wealth invested in National City Common Stock. The Named Executive Officers each have a stock ownership guideline ranging from 52,000 shares to 200,000 shares. Actual ownership by the Named Executive Officers is significantly higher than these requirements.

•	National City adopted share retention and hedging policies that require each executive with a share ownership guideline to retain all shares awarded, net of any required withholding taxes, until such guidelines are attained. For those executives who have met their guideline, half of any shares awarded are required to be retained for at least one year. National City considers it inappropriate for officers with ownership guidelines to enter into transactions in National City securities that reduce or alter the risks and rewards of stock ownership. Officers who are subject to stock ownership guidelines are prohibited from purchasing or selling puts, calls, options or other securities whose value is derived in whole or in part from the value or characteristics of any National City security. This prohibition includes entering into hedging or monetization transactions, such as forward sale contracts, in which the officer maintains ownership of the underlying security without retaining all of the risks or rewards of ownership.

Compensation Philosophy

National City’s compensation philosophy recognizes that employees are key to delivering the products and quality services that enable National City to be a premier provider of diversified financial services. Employee compensation opportunities are one tool National City uses to align employee performance with business objectives.

We have adopted the following guiding principles for the establishment and review of our executive compensation programs and practices:

•	Executive compensation should be viewed as a portfolio that, in aggregate, drives and rewards the objectives of the business;

•	Executives and employees must have a clear line of sight between performance expectations and how they translate into opportunities for reward;

•	Accountability and consequences must be attributable to individuals and teams;

•	Differentiation is an important vehicle to reinforce performance; and

•	Compensation practices should be managed to promote a culture where individual year-to-year changes in compensation are expected and a natural outcome of results.

A summary of the components of the executive compensation portfolio, together with their purpose, is set forth below. More detailed analysis of these components is set forth later in this Compensation Discussion and Analysis.

Base Salary: Base salary is the foundation of the total compensation package. The executive’s annual performance rating reflects measurable business outcomes, building the long-term capability of the organization to deliver sustained performance, and broad leadership behaviors. The performance rating drives the merit increase. Other base salary adjustments are attributable to market competitive practices or changes in job responsibilities. All other factors being equal, National City’s practice is to provide a higher level of merit increase to individuals with higher levels of performance. Base salary increases generally become effective March 1 and are based upon the prior year’s performance. Base salary increases for each Named Executive Officer will be discussed in the section titled 2007 Performance and Compensation Decisions below.

Annual Variable Pay: Performance based incentives align management’s interest with stockholders. The Management Incentive Plan for Senior Officers (the “MIP”) is designed to reward attainment of corporate annual financial results, business unit financial results and achievement of operational metrics and individual goals. In 2007, the performance metrics for this plan included revenue, efficiency ratio and earnings per share. Additional detail relating to the goals, plan metrics and operation of the plan is in the section titled Annual Incentive Plan.

Long-Term Rewards: Long-term incentives include a cash based long-term incentive plan and equity awards. The long-term incentive plan is intended to reward senior management for outperforming the peer group on total stockholder return over a three-year period. We deliberately use different long-term measures (relative total stockholder return) than the measures used for the MIP (revenue, efficiency ratio and earnings per share) to balance the achievement of annual performance results delivered in a manner that provides for long-term sustainability and value creation for stockholders.

The annual equity structure is designed to provide strong stockholder alignment, provide retention value to National City and maximize perceived value to the recipient. The annual equity structure includes time vested restricted stock and stock options. The restricted stock provides retention value, lower dilution and expense more closely aligned with the benefit delivered. Stock options provide a greater emphasis on the importance of the stock price on overall compensation actually realized by the Named Executive Officers.

To strengthen alignment with stockholders, each Named Executive Officer is given a stock ownership guideline. Ownership guidelines are 52,000 shares for Mr. Frate, 75,000 shares for Messrs. Kelly and Gorney and 200,000 shares for Mr. Raskind. The purpose of stock ownership and retention guidelines is twofold. First, there is a high correlation between executive stock ownership and high performance. Second, the retention programs help convert executive pay programs into ownership creation vehicles that help National City align executive interests with those of stockholders. Additional detail on stock ownership guidelines is found in the section titled Executive Stock Ownership below.

Supplemental Benefits: Other compensation includes participation in the Supplemental Executive Retirement Plan or Supplemental Cash Balance Retirement Plan, split dollar life insurance, parking and corporate provided financial planning services. The Active Named Executive Officers are also eligible for change in control termination benefits discussed later in this section.

Variable Pay — “At Risk”

National City believes that the major portion of executive compensation should be delivered in the form of variable pay (annual and long-term incentives) that is contingent on the financial success of the organization. For Active Named Executive Officers, a significant portion of the target annual pay is at risk.

Furthermore, National City believes that it is important for management to have a long-term perspective and not to just focus on annual financial results. Therefore, long-term incentives and equity compensation are emphasized more significantly than annual incentives.

National City utilizes a portfolio approach in the delivery of long-term awards with the inclusion of plan cycle awards pursuant to the Long-Term Cash and Equity Incentive Plan (“LTIP Awards”), stock options and restricted stock.

Independent Consultant

The Compensation Committee’s charter authorizes it to retain outside consultants or advisors. The Compensation Committee has used the services of Watson Wyatt Worldwide for independent compensation advice. Watson Wyatt reports directly to the Compensation Committee and works with management on behalf of the Compensation Committee to conduct its work.

In 2007, the Compensation Committee engaged Watson Wyatt to provide the Compensation Committee with the following:

•	Review of executive change in control design;

•	Competitive compensation analysis for Named Executive Officers; and

•	Long-term and annual incentive plan design.

The Compensation Committee considered this information when evaluating the compensation structure. In addition, the chairman of the Compensation Committee consulted directly with Watson Wyatt to discuss the payment of incentive awards in the form of restricted stock.

The Compensation Committee believes that it is important for Watson Wyatt to maintain independence in appearance as well as in practice, and, therefore, the Compensation Committee asked management to take steps to terminate its other consulting arrangements with Watson Wyatt. Watson Wyatt’s future engagements for National City will be limited to those projects requested by the Compensation Committee of the board of directors.

In February 2008, the Compensation Committee adopted the following policy relating to the independence of its consultant:

•	The Compensation Committee shall approve in advance any services to be provided and performed by the independent compensation consultant.

•	The Compensation Committee delegates to the chairman of the Compensation Committee the authority to grant such approval on its behalf, provided that all services so approved will be reviewed with the Compensation Committee at its next meeting. In the absence of the chairman, another member of the Compensation Committee may act on its behalf.

•	The independent compensation consultant shall report directly to the chairman of the Compensation Committee to carry out its work.

•	While an organization is serving as the Compensation Committee’s compensation consultant, management shall not engage the organization for any other services.

•	The Compensation Committee will consider all work currently performed by the independent compensation consultant in making its selection. Following the selection of a firm as the independent compensation consultant, management will work to disengage the consultant from other work as soon as practicable.

2007 Performance and Compensation Decisions

When making compensation decisions for executive officers, the Compensation Committee reviews detailed total compensation data for each executive officer, also referred to as a “tally sheet.” The summary includes each executive’s salary, annual incentive award, long-term incentive award and equity awards, each for the current and prior three years. In addition, accumulated values from outstanding and previously exercised equity awards are provided together with non-qualified pension benefit accruals and accumulated values. “Walk away” values are illustrated for both retirement and change in control scenarios. The Compensation Committee considers prior year annual awards relative to performance to ensure awards continue to be appropriately aligned with performance. Consistent with the Compensation Committee’s “portfolio” philosophy, by reviewing all elements of compensation, the Compensation Committee makes executive compensation decisions that are more comprehensive than decisions made by looking at one compensation component in isolation.

The total incentive award opportunity for the executive officers is reviewed at one meeting each year. Total incentive opportunity includes the annual incentive opportunity in the MIP, the long-term cash incentive opportunity pursuant to LTIP Awards and equity awards. At that meeting, the Compensation Committee reviews a tally sheet that is designed to illustrate potential total compensation resulting from the annual and long-term incentive programs based upon a variety of stock price and annual performance combinations. This view allows the Compensation Committee to ensure that the relative weight of the performance measures is appropriate and aligned with the performance philosophy.

The chief executive officer provides a recommendation to the Compensation Committee for compensation decisions other than those involving the current or former chief executive officer. Certain compensation decisions affected all Named Executive Officers.

Annual Incentive Awards: As discussed in more detail in the section titled Annual Incentive Plan below, awards to executive officers under the MIP are conditioned on the achievement of return on assets and return on equity thresholds. Actual results for 2007 were below these thresholds. These financial results were mainly attributable to significant items specific to the mortgage related businesses. As such, the Compensation Committee determined that certain executive officers should be entitled to a portion of their annual bonus award based upon the performance of their business unit consistent with National City’s compensation philosophy. These bonus awards were made pursuant to the 2007 Executive Bonus Plan and represent 40% of the total opportunity for which the executives would have otherwise been eligible under the MIP. Messrs. Raskind, Kelly and Daberko were not eligible for special awards under the 2007 Executive Bonus Plan.

Long-Term Incentive Awards: The peer group ranking required to receive an LTIP Award for the period ending December 31, 2007 was below the required ranking, and therefore no participant in the plan received a payment.

Equity Awards: The Compensation Committee determined that each of the Active Named Executive Officers other than Mr. Raskind would receive 76% of his equity award in the form of stock options and 24% in the form of restricted stock. The Compensation Committee stressed the importance of increasing National City stock price in emphasizing stock options as the primary vehicle in the long-term compensation portfolio. The Compensation Committee also evaluated the timing of the annual grant process and determined that it would be appropriate for future annual awards to occur in February with the annual performance cycle. The next annual grant will occur in February 2009.

Set forth below are the compensation decisions for each Named Executive Officer, which includes the year over year differences in compensation.

Peter E. Raskind: For 2007, the total compensation for Mr. Raskind was $3,419,172, as set forth in the Summary Compensation Table. Mr. Raskind was promoted and named president at the end of 2006, chief executive officer in July of 2007 and chairman of the board of directors in December 2007. The total compensation for Mr. Raskind represents a significant decrease from 2006, resulting mainly from the fact that no MIP or LTIP Award was earned for 2007. In 2006, Mr. Raskind was granted special retention and performance awards as part of the succession activity. Changes in Mr. Raskind’s compensation were driven by the significant increase in responsibility as he assumed his new role in the succession process. Each major element of Mr. Raskind’s compensation as compared to 2006 is outlined in the table below:

					MIP				Restricted
					Restricted	Total		Additional	Stock	Performance/	Total
	Base			LTIP	Stock	Incentive	Option	Option	Awards	Retention	Equity
	Salary	MIP	Bonus	Awards	Premium	Payments	Awards	Awards	(non-incentive)	Awards	Awards
Year	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)
2007	727,083	0	171,578	0	0	171,578	3,039,225	0	0	0	3,039,225
2006	570,000	1,210,950	163,861	395,625	0	1,770,436	457,625	0	582,428	3,533,129	4,573,182

•	Base salary increased due to his appointment to chief executive officer and president.

•	As discussed above, no executive officer is eligible to receive an award under the MIP for the 2007 performance year.

•	The Bonus column reflects vesting of a retention award granted in 2001. The increase from 2006 to 2007 reflects interest accrued in accordance with the plan.

•	As discussed above, no executive officer is eligible to receive an LTIP Award for the performance period ending in December 2007.

•	In addition to an annual equity award, Mr. Raskind received a special stock option award for 375,000 shares in July 2007 commensurate with his appointment to chief executive officer.

•	The Compensation Committee determined that 100% of Mr. Raskind’s 2007 equity award should be in the form of stock options to tie compensation to the future appreciation value of the Common Stock. Mr. Raskind’s annual equity award was granted in November 2007 in the form of 375,000 stock options.

•	The Performance/Retention Awards column reflects awards granted in 2006 as part of the succession activity.

•	The annual equity award (excluding the special award for promotion to chief executive officer and the performance and retention awards in 2006) increased 38% over the prior year award. This increase is consistent with Mr. Raskind’s new role and responsibilities and is reflective of his expected long-term contributions to National City. Total equity awards made to Mr. Raskind decreased 34% from the prior year. The reduction in total awards is attributable to the one-time nature of the special performance and retention awards made in 2006.

Jeffrey D. Kelly: For 2007, the total compensation for Mr. Kelly was $3,959,224, as set forth in the Summary Compensation Table. Mr. Kelly assumed increased responsibilities at the end of 2006. The total compensation for Mr. Kelly represents a significant decrease from 2006, resulting mainly from the fact that no MIP or LTIP Award was earned for 2007. In 2006, Mr. Kelly was granted special retention and performance awards as part of the succession activity. Changes in Mr. Kelly’s compensation were driven by the significant increase in responsibility as he assumed his new role in the succession process and was nominated to the board of directors in December 2007. Each major element of Mr. Kelly’s compensation as compared to 2006 is outlined in the table below:

					MIP				Restricted
					Restricted	Total		Additional	Stock	Performance/	Total
	Base			LTIP	Stock	Incentive	Option	Option	Awards	Retention	Equity
	Salary	MIP	Bonus	Awards	Premium	Payments	Awards	Awards	(non-incentive)	Awards	Awards
Year	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)
2007	656,250	0	171,578	0	0	171,578	1,289,250	389,907	416,668	0	2,095,825
2006	555,000	1,162,500	337,906	381,458	0	1,881,924	228,813	0	873,661	3,533,129	4,635,603

•	Base salary increased due to Mr. Kelly’s increased responsibilities related to the leadership transition.

•	As discussed above, no executive officer is eligible to receive an award under the MIP for the 2007 performance year.

•	The Bonus column for 2006 reflects vesting of retention awards granted in 2000 and 2001. The bonus column for 2007 reflects vesting of the retention award granted in 2001.

•	As discussed above, no executive officer is eligible to receive an LTIP Award for the performance period ending in December 2007.

•	As noted earlier, the Compensation Committee determined that a substantial amount of Mr. Kelly’s 2007 equity award should be in the form of stock options to tie compensation to the future appreciation of the Common Stock.

•	Options awarded prior to 2005 contained an additional option feature whereby an additional award would be made at the time of exercise equal to the number of shares surrendered for the purchase price of the exercise and required withholding. Additional options were granted to Mr. Kelly as a result of the exercise of an option containing this feature. National City removed the additional option feature from awards granted in 2005 and later years. More information is provided below under Additional Stock Options.

•	The Performance/Retention Awards column reflects awards granted in 2006 as part of the leadership transition.

•	Equity awarded in the annual award process reflects an increase in value of 55% over awards granted in 2006 (excluding the additional option grant in 2007 and the performance and retention grant in 2006). The increase is reflective of Mr. Kelly’s increase in overall responsibility as well as his expected future contributions to National City. In increasing his award, the Compensation Committee also considered the change in timing of the annual grant. Mr. Kelly’s total award inclusive of the special grants decreased 55% from the prior year. The special awards made in 2006 were intended to be a one-time award.

Daniel J. Frate:  For 2007, the total compensation for Mr. Frate was $2,484,717, as set forth in the Summary Compensation Table. The total compensation for Mr. Frate represents a significant decrease from 2006, resulting mainly from the fact that no MIP or LTIP Award was earned for 2007. Changes in Mr. Frate’s compensation were driven by an increase in responsibility he assumed as well as his performance during 2007. Each major element of Mr. Frate’s compensation as compared to 2006 is outlined in the table below:

					MIP				Restricted
					Restricted	Total		Additional	Stock	Performance/	Total
	Base			LTIP	Stock	Incentive	Option	Option	Awards	Retention	Equity
	Salary	MIP	Bonus	Awards	Premium	Payments	Awards	Awards	(non-incentive)	Awards	Awards
Year	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)
2007	465,000	0	438,400	0	0	438,400	458,400	0	148,151	1,857,032	2,463,583
2006	437,500	667,920	100,000	248,333	25,047	1,041,300	104,600	0	399,378	0	503,978

•	Base salary increased relative to Mr. Frate’s 2006 performance rating. Mr. Frate received a strong performance rating for 2006, and as such, received a merit increase at the top of the range that became effective on March 1, 2007.

•	As discussed above, no executive officer is eligible to receive an award under the MIP for the 2007 performance year.

•	The Bonus column reflects the retention award granted in April 2005 and paid in 2006 ($100,000) and 2007 ($100,000). The Bonus column for 2007 also reflects awards under the 2007 Executive Bonus Plan. Mr. Frate leads the Retail Banking division and was awarded a bonus of $338,400 resulting from his performance relative to his goals. Although Mr. Frate’s business unit performed well, his annual bonus award decreased 49% percent from the MIP award he received in 2006. This decrease represents the impact of the overall corporate performance on Mr. Frate’s award. Mr. Frate’s goals are comprised primarily of revenue, efficiency ratio and net income goals for the retail banking division. In addition, Mr. Frate has goals designed to build organizational capability that will provide for the sustainability of business results. Mr. Frate’s goals, as well as more information about the 2007 Executive Bonus Plan, are more fully explained in the section titled Annual Incentive Plan below.

•	As discussed above, no executive officer is eligible to receive an LTIP Award for the performance period ending in December 2007.

•	As noted in the earlier discussion, the Compensation Committee determined that 76% of the value of Mr. Frate’s annual equity award would be delivered in stock options and 24% in the form of restricted stock. The Compensation Committee chose to emphasize the need to drive the future appreciation of the Common Stock price.

•	In 2007, Mr. Frate was awarded a special performance vested restricted stock unit award. The vesting of the performance award is dependent on National City’s ranking against a peer group with respect to total stockholder return over the four-year performance period. This performance award and a special time vested award were made to Mr. Frate in recognition of his current and expected future contributions to National City’s success. The Performance/Retention Awards column reflects the value of these awards granted in 2007 as part of the succession activity.

•	Total equity awards (excluding performance and retention awards) increased 20% which is reflective of Mr. Frate’s expected long-term contributions to the success of National City. As noted earlier, the Compensation Committee considered the timing of the next annual equity award when making this year’s annual grant.

Jon L. Gorney: For 2007, the total compensation for Mr. Gorney was $2,627,715, as set forth in the Summary Compensation Table. The total compensation for Mr. Gorney represents a significant decrease from

2006, resulting mainly from the fact that no MIP or LTIP Award was earned for 2007. Each major element of Mr. Gorney’s compensation as compared to 2006 is outlined in the table below:

					MIP				Restricted
					Restricted	Total		Additional	Stock	Performance/	Total
	Base			LTIP	Stock	Incentive	Option	Option	Awards	Retention	Equity
	Salary	MIP	Bonus	Awards	Premium	Payments	Awards	Awards	(non-incentive)	Awards	Awards
Year	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)
2007	463,333	0	469,178	0	0	469,178	458,400	0	148,151	0	606,551
2006	452,500	599,690	337,906	326,459	22,488	1,286,543	104,600	0	399,378	0	503,978

•	Base salary merit increase is reflective of Mr. Gorney’s 2006 performance and his accomplishments that had a strong impact on the organization.

•	As discussed above, no executive officer is eligible to receive an award under the MIP for the 2007 performance year.

•	The Bonus column for 2006 reflects vesting of retention awards granted in 2000 and 2001. The bonus column for 2007 reflects vesting of the retention award granted in 2001. The Bonus column for 2007 also reflects an award under the 2007 Executive Bonus Plan. Mr. Gorney leads the Corporate Operations and Information Services division of National City and received an award of $297,600 for his performance relative to his goals in 2007. Although he performed well against his goals, the award represents a 50% decrease from the 2006 MIP award Mr. Gorney received in the prior year. The significant decline is attributable to overall corporate performance in 2007. Mr. Gorney’s goals, as well as more information about the 2007 Executive Bonus Plan, are more fully explained in the section titled Annual Incentive Plan below.

•	As discussed above, no executive officer is eligible to receive an LTIP Award for the performance period ending in December 2007.

•	As noted in the earlier discussion, the Compensation Committee determined that 76% of the value of Mr. Gorney’s annual equity award would be delivered in stock options and 24% in the form of restricted stock. The Compensation Committee chose to emphasize the need to drive the future appreciation of the Common Stock price.

•	Total equity awards (excluding performance and retention awards) increased 20% which is reflective of Mr. Gorney’s expected long-term contributions to the success of National City. As noted earlier, the Compensation Committee considered the timing of the next annual equity award when making this year’s annual grant.

David A. Daberko: For 2007, total compensation for Mr. Daberko was $5,367,101, as set forth in the Summary Compensation Table. The total compensation for Mr. Daberko in 2007 decreased significantly from 2006, resulting mainly from the fact that no MIP or LTIP Award was earned for 2007. The year over year change in each compensation element is illustrated in the table below.

					MIP				Restricted
					Restricted	Total		Additional	Stock	Total
				LTIP	Stock	Incentive	Option	Option	Awards	Equity
	Base Salary	MIP	Bonus	Awards	Premium	Payments	Awards	Awards	(non-incentive)	Awards
Year	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)
2007	992,424	0	0	0	0	0	0	0	0	0
2006	1,000,000	2,136,000	0	900,000	0	3,036,000	1,176,750	0	1,497,678	2,674,428

•	The decrease in Mr. Daberko’s base salary is attributable to the timing of his retirement. There was no change in his rate of base salary paid during the year. Mr. Daberko had not received a base salary increase since 2000, when the Compensation Committee elected to freeze his salary.

•	As discussed above, no executive officer is eligible to receive an award under the MIP for the 2007 performance year.

•	As discussed above, no executive officer is eligible to receive an LTIP Award for the performance period ending in December 2007.

•	Mr. Daberko was not awarded equity during the annual grant process because of his announced retirement.

•	The Compensation Committee approved Mr. Daberko’s retirement. As a result, equity awards granted to Mr. Daberko in prior years became vested upon his retirement date. The value of the accelerated vesting is included in the Summary Compensation Table below.

James R. Bell, III: For 2007, the total compensation for Mr. Bell was $5,350,688, as set forth in the Summary Compensation Table. Mr. Bell’s employment with National City terminated at the end of December 2007. In November 2007, Mr. Bell entered into a release agreement with National City that is described below under Employment Termination Severance Benefits. A significant portion of Mr. Bell’s 2007 compensation was attributable to his release agreement. Each major element of Mr. Bell’s compensation as compared to 2006 is outlined in the table below:

Restricted
					MIP				Stock
					Restricted	Total		Additional	Awards	Total
	Base			LTIP	Stock	Incentive	Option	Option	(non-	Equity	Severance
	Salary	MIP	Bonus	Awards	Premium	Payments	Awards	Awards	incentive)	Awards	Benefits
	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)
2007	457,500	0	171,578	0	0	171,578	0	0	0	0	3,976,230
2006	441,667	568,710	337,906	251,167	0	1,157,783	130,750	367,015	499,214	629,964	0

•	Base salary increased relative to his 2006 performance and became effective March 1, 2007.

•	As discussed above, no executive officer is eligible to receive an award under the MIP for the 2007 performance year.

•	The Bonus column for 2006 reflects vesting of retention awards granted in 2000 and 2001. The bonus column for 2007 reflects vesting of the retention award granted in 2001.

•	As discussed above, no executive officer is eligible to receive an LTIP Award for the performance period ending in December 2007.

•	Mr. Bell did not receive any equity awards under the annual grant program in 2007.

•	Options awarded prior to 2005 contained an additional option feature whereby an additional stock option award would be made at the time of exercise equal to the number of shares surrendered for the purchase price of the exercise and required withholding. Additional options were granted to Mr. Bell in 2006 as a result of the exercise of an option containing this feature. National City removed the additional option feature from awards granted in 2005 and later years. More information is provided below under Additional Stock Options.

•	The benefits included in Mr. Bell’s release agreement are provided below under Employment Termination Severance Benefits.

Ted M. Parker: For 2007, the total compensation for Mr. Parker was $2,559,171, as set forth in the Summary Compensation Table. Mr. Parker’s employment with National City terminated in March of 2007. Mr. Parker entered into a release agreement with National City that is described below under Employment Termination Severance Benefits, and most of Mr. Parker’s 2007 compensation was compensation due to Mr. Parker pursuant to a release agreement entered into with National City in January of 2007. Each major element of Mr. Parker’s compensation as compared to 2006 is outlined in the table below:

Restricted
					MIP				Stock
					Restricted	Total		Additional	Awards	Total
	Base			LTIP	Stock	Incentive	Option	Option	(non-	Equity	Severance
	Salary	MIP	Bonus	Awards	Premium	Payments	Awards	Awards	incentive)	Awards	Benefits
	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)
2007	69,792	0	85,789	0	0	85,789	0	0	0	0	1,782,090
2006	333,333	0	168,953	186,750	0	355,703	0	139,371	0	0	0

•	Base salary for 2007 represents salary received prior to Mr. Parker’s termination. Mr. Parker’s rate of pay did not change in 2007 prior to his termination of employment.

•	For the 2006 performance year, as part of his release agreement, Mr. Parker received a payment of $395,300 in March of 2007 as a MIP award. Mr. Parker did not participate in the MIP for the 2007 performance year or the 2007 Executive Bonus Plan.

•	The Bonus column for 2006 reflects vesting of retention awards granted in 2000 and 2001. The bonus column for 2007 reflects vesting of the retention award granted in 2001.

•	For the performance period ending in December 2006, Mr. Parker received an LTIP Award in January of 2007 of $93,375 in cash and 2,554 shares of restricted stock units valued at $93,375. Pursuant to the release agreement, in September of 2007, Mr. Parker received a lump sum cash payment of $335,000 in lieu of any additional LTIP Award.

•	Mr. Parker did not receive any equity awards under the annual grant program in 2006 or 2007.

•	Options awarded prior to 2005 contained an additional option feature whereby an additional stock option award would be made at the time of exercise equal to the number of shares surrendered for the purchase price of the exercise and required withholding. Additional options were granted to Mr. Parker in 2006 as a result of the exercise of an option containing this feature. National City removed the additional option feature from awards granted in 2005 and later years. More information is provided below under Additional Stock Options.

•	The benefits included in Mr. Parker’s release agreement are provided below under Employment Termination Severance Benefits.

2007 Plan Operation and Performance Measures

The following sections detail the performance measures, plan operations and detailed calculations of the plans.

Peer Group

Total compensation is managed relative to comparable financial services organizations. In 2007, the primary peer group consisted of the following companies:

Bank of America	Regions Financial
BB&T	Sovereign Bancorp
Comerica	Suntrust Banks
Fifth Third Bancorp	U.S. Bancorp
Keycorp	Wachovia
M&T Bank	Washington Mutual
PNC Financial	Wells Fargo

The Compensation Committee regularly reviews the peer group to assure that the group is an appropriate benchmark for National City. All of the National City peer group companies are included in the KBW50 Total Return Index.

Following the close of each fiscal year, the Compensation Committee reviews compensation for the Named Executive Officers compared to the Named Executive Officers of the peer group companies. The Compensation Committee reviews National City’s percentile rank of total compensation, total assets, net income, total cash compensation (base salary, discretionary bonus, all other compensation), total long term awards (value of options awarded, value of full value shares awarded, value of multi-year incentives awarded at target) and annual incentive awards at target. The Compensation Committee also reviews the relative mix of compensation between base salary, annual incentives and long-term incentives compared to the mix offered by National City.

While the review of competitive practice does not drive the Compensation Committee’s decisions on pay, it does assist the Compensation Committee in understanding if further review is necessary. As most of the pay delivered to executives is variable, it must also be evaluated in the context of National City’s performance. As an organization that is focused on maintaining a high performance culture, it is critical that performance results are linked with pay delivered. As such, performance that is above the market median should result in awards that are also above the market median. National City strives to maintain this balance between performance and compensation.

Annual Incentive Plan

National City provides annual incentive opportunities through the MIP. This plan rewards senior management for the achievement of annual financial results and individual goals. All of the performance measures in the MIP are aligned with the business strategy. Awards may be adjusted prior to payment. Additional information regarding the MIP is provided in the Stock Awards and Non-Equity Incentive Plan Compensation sections under the Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.

For a Named Executive Officer to be eligible to receive an award under the MIP, National City must achieve certain performance thresholds. Achievement of these thresholds entitles executive officers to receive an award up to a maximum amount. As discussed below, the Compensation Committee’s may exercise discretion to reduce the amount payable to an appropriate award based upon overall performance. For the 2007 performance year, the corporate performance metrics to be achieved for the executive officers to be eligible for an award, together with actual results, were as follows:

MIP 2007 Performance Targets	Corporate	Corporate
Financial Measures	Targets	Actual
Return on Assets	0.7%	0.2%
Return on Equity	10.0%	2.4%

Since National City did not achieve the minimum thresholds required, executive officers are not eligible to receive any awards under the MIP for the 2007 performance year.

When it was determined that the executive officers would not be eligible for annual awards under the MIP, the Compensation Committee evaluated the drivers behind the failure to achieve the corporate performance metrics and determined that certain executive officers should be eligible for bonus payments based upon the 2007 performance of the business units over which they have primary responsibility. As a result, the Compensation Committee approved and adopted the National City Corporation 2007 Executive Bonus Plan (the “2007 Bonus Plan”). The opportunity in the 2007 Bonus Plan was based on goals that were originally established for the MIP. Additional information about the 2007 Bonus Plan is provided below.

For a performance period where the minimum level of corporate performance is achieved, the Compensation Committee exercises downward discretion to determine an appropriate MIP award using performance targets established for National City and each executive officer. The following discusses the detail of this analysis for each executive officer’s category of participation.

•	Executive Officer Category Weights: Certain categories of participation have been established for participation within the MIP with opportunities and weights as follows:

	Percent of Base Salary			Weight
					Business
					Unit /
	Threshold	Target	Maximum	Corporate	Individual
Category I — Office of the Chairman	75%	150%	300%	80%	20%

Category II — Business Unit Leaders	50%	100%	200%	60%	40%

Messrs. Daberko, Raskind and Kelly were members of the Office of the Chairman for 2007 and participated in Category I. Messrs. Frate and Gorney served as business unit leaders in 2007 and participated in Category II. Mr. Bell, previously in Category II, received payments pursuant to his release agreement and Mr. Parker did not participate in the MIP for 2007.

•	Corporate Performance Metrics: Management and the Compensation Committee selected key annual financial metrics which they believe to be good indicators of long-term stockholder value. For 2007, the corporate performance metrics selected and goals for which target payouts would be achieved, each to exclude mortgage servicing rights hedging, together with actual results, were as follows:

MIP 2007 Performance Targets	Corporate	Corporate
Financial Measures	Targets	Actual
Revenue	$7.634B	$6.988B
Efficiency Ratio(a)	60.7%	75.9%
EPS	$2.90	$0.47

(a)	The efficiency ratio is equal to non-interest expense divided by the sum of tax-equivalent net interest income plus fees and other income.

Each of the financial measures receives a 33% weighting. For Messrs. Daberko, Raskind and Kelly, who were members of the Office of the Chairman in 2007, the corporate performance measures above account for 80% of the target incentive awards. For Messrs. Frate and Gorney, the corporate performance measures account for 60% of the target incentive award. For 2007, the actual results were below the threshold level of performance for all three measures, so there was no payment to any MIP participant, including those that are not Named Executive Officers, based upon corporate performance.

•	Business Unit/Individual Metrics: In addition to the corporate objectives above, each Named Executive Officer has a detailed individual scorecard of objective performance measures relating to business unit and individual goals which account for a portion of the target incentive awards as detailed in the Executive Officer Category Weights chart above. For members of the Office of the Chairman, the Compensation Committee reviews and approves the scorecard at the beginning of the year and monitors progress during the year. As previously noted, for 2007, members of the Office of the Chairman did not receive any annual incentive award as a result of the failure to achieve the return on equity and return on assets thresholds. Further, members of the Office of the Chairman are not eligible for awards under the 2007 Bonus Plan.

Although Messrs. Daberko, Raskind and Kelly will not receive an annual incentive or annual bonus for 2007 performance, their goals are provided below to provide an understanding of the goals and performance objectives established for them at the beginning of the year. These performance goals were applicable for both incentive awards and performance rating.

The goals for members of the Office of the Chairman upon which 15% of their respective performance rating/incentive opportunity was based included the following:

•	Achieve Best in Class (“BIC”) targets for 2007

•	Achieve BIC target of $400 million pre-tax benefit
•	Execute second phase of BIC projects
•	Validate plan for achieving 2008 BIC financial targets

•	Increase sophistication of risk management practices

•	Implement approved recommendations from risk management study
•	Ensure risk management organization is appropriately staffed
•	Proactively manage National City’s reputation with regulators

•	Execute merger and acquisition strategy

•	Advance ongoing discussions with leadership teams of acquisition targets
•	Effectively execute integration of acquired companies
•	Achieve financial targets associated with Florida acquisitions

For Mr. Daberko, the additional building organizational capability goals upon which 5% of his performance rating/incentive opportunity was based included the following:

•	Execute chief executive officer leadership transition process
•	Prepare Mr. Raskind to assume chief executive officer responsibilities
•	Put a leadership transition plan in place

•	Assure key talent is retained through transition process

For Mr. Raskind, the additional building organizational capability goals upon which 5% of his performance rating/incentive award was based included the following:

•	Develop and implement a wholesale banking organizational structure that aligns with our strategy
•	Execute relationship manager assessment process
•	Execute the total customer revenue initiative

For Mr. Kelly, the additional building organizational capability goals, relating to the National City Mortgage Company and National Home Equity transformation, upon which 5% of his performance rating/incentive award was based included the following:

•	Ensure stability and management succession
•	Execute regional operating center implementation plan
•	Integrate operations and staff units
•	Implement home equity product management strategy

For the other Named Executive Officers, including Messrs. Frate and Gorney, the performance measures account for 40% of the performance rating/incentive award. The objectives on the individual scorecard include business unit financial metrics, building organizational capability and leading people. For 2007, incentive awards were based entirely on the business unit objectives due to the below threshold corporate performance. The entire annual incentive award for Messrs. Frate and Gorney was based, respectively, upon the business unit scorecard metrics and paid under the 2007 Bonus Plan. Messrs. Bell and Parker received amounts under their respective release agreements.

The Compensation Committee balances the incentive award to be paid if threshold, target and maximum levels of performance are achieved with the level of difficulty established for each goal. The Compensation Committee considers the probability of attainment when establishing the goals with the objective that, at target, there is a 50% probability of achievement; at maximum, there is a 10% probability of achievement; and at threshold, there is a 90% probability of achievement.

For Mr. Frate, financial goals upon which 24% of his performance rating/incentive award was based included the following revenue, efficiency ratio and net income goals relating to the Retail Banking Segment, the business unit over which Mr. Frate had direct responsibility:

Retail
Business Line 2007 Performance Targets	Retail Banking	Banking
Financial Measures	Target(b)	Actual(b)
Revenue	$3,190.8M	$3,264.3M
Efficiency Ratio(a)	56.6%	56.5%
Net Income	$686.9M	$700.4M

(a)	The efficiency ratio is equal to non-interest expense divided by the sum of tax-equivalent net interest income plus fees and other income.

(b)	Excludes recently acquired banks.

For Mr. Frate, the additional building organizational capability goals upon which 12% of his performance rating/incentive opportunity was based included the following:

•	Market Share/Quality of Results objectives

•	Deliver a market sales process
•	Grow net households by 2%
•	Grow deposits by 5.1%
•	Expand relationships through the growth of accounts and households by 4.5%
•	Develop and execute on the retail banking Florida strategy
•	Drive continued enhancements for the Points strategy

•	Deliver customer experience objectives
•	Innovation objectives

•	Continue development of a strategic project
•	Rollout new deposit product set
•	Execute direct banking sales and customer experience automation
•	Develop and execute consumer and small business sales strategy
•	Deliver sales automation priorities, check ready process for auto lending and the continued rollout of book of business to the sales force

•	Capital optimization projects including network planning

For Mr. Frate, the additional leadership goals upon which 4% of his performance rating/incentive opportunity was based included the following:

•	Sales force expansion across all segments
•	Increase in employee engagement
•	Reduction in turnover in the sales force

For Mr. Gorney, the goals upon which 24% of his performance rating/incentive award was based included both performance against budget and other key business metrics. The target budget was $909.8 million. Actual expenditures were $871.6 million. The balance of Mr. Gorney’s goals included the following:

•	Corporate Operations and Information Services financial performance including, at target, $14 million reduction in base operating expenses, base production expenses flat to the prior year and $10 million reduction in overall unit costs (excluding volume swings)
•	Discretionary project plan delivery

•	Deliver the discretionary plan consistent with the overall funding level of $257 million
•	Demonstrate clear efficiencies in the development process by satisfying the reduction in the effective development process by satisfying the reduction in the effective development rate and through the realization of $32 million in reusable components in the development process
•	Provide clear measures that demonstrate consistent improvement on achieving the on time and on budget measures of 90% or greater

•	Complete integration of Florida acquisitions
•	Achieve agreed upon operations service quality measures

For Mr. Gorney, the additional building organizational capability goals upon which 12% of his performance rating/incentive opportunity was based included the following:

•	Internal disaster recovery capability
•	Technology renewal strategy
•	Operations consolidation strategy
•	Collection effectiveness strategy
•	Outsourcing strategy

For Mr.Gorney, the additional leadership goals upon which 4% of his performance rating/incentive opportunity was based included the following:

•	Maintain or reduce employee turnover from 2006 levels.
•	Develop senior management team
•	Improve employee engagement scores
•	Continued progress toward diversity of thought and approach

For Mr. Bell, the business unit financial performance goals upon which 16% of his performance rating/incentive award would have been based, prior to entering into his release agreement, included the following:

•	Develop and oversee overall Enterprise Risk Management Policy and Operating Risk Policy
•	Develop an enhanced, all-inclusive set of credit reports
•	Operate function and sustain performance of portfolios versus plan
•	Oversee completion of system for principal transaction accounts
•	Oversee completion of the 2007 improvement projects

For Mr. Bell, the additional building organizational capability goals upon which 24% of his performance rating/incentive opportunity would have been based, prior to entering into his release agreement, included the following:

•	Establish an Enterprise Risk Management Governance
•	Continuously develop/upgrade the risk management team
•	Further standardize and strengthen the credit training curriculum
•	Ensure acceptable level of service and adherence to budget for the Credit Risk unit

Mr. Parker’s release agreement was entered into in January 2007 and thus no goals for 2007 were established.

•	Calculation of Incentive Award: To place a framework around the Compensation Committee’s exercise of downward discretion and calculate awards based upon overall performance, the Compensation Committee created executive officer incentive categories that are applied for the Office of the Chairman and business unit leaders as described above. The Compensation Committee determined each Named Executive Officer’s incentive award by applying the following formula:

•	(Salary x Corporate Weight x Target x Percentage of Target Based Upon Corporate Result) = Corporate Award
•	(Salary x Business Unit/Individual Weight x Target x Percentage of Target Based Upon Business Unit/Individual Result) = Business Unit / Individual
•	Total Award = Corporate Award + Business Unit / Individual

As an example for a member of the Office of the Chairman, for Mr. Daberko, substituting actual numbers and percentages into the formula, the incentive was calculated as follows:

•	$1,000,000 (salary) x 80% (corporate weight) x 150% (target) x 0% (performance) = $0 (corporate component)
•	$1,000,000 (salary) x 20% (individual weight) x 150% (target) x 0% (performance) = $0 (business unit / individual component)
•	Total Award = $0

As an example for the other Named Executive Officers, for Mr. Frate, substituting actual numbers and percentages into the formula, the incentive was calculated as follows:

•	$470,000 (salary) x 60% (corporate weight) x 100% (target) x 0% (performance) = $0 (corporate component)
•	$470,000 (salary) x 40% (individual weight) x 100% (target) x 180% (performance) = $338,400 (business unit / individual component)
•	Total Award = $338,400 ($0 + $338,400) — paid under 2007 Bonus Plan

For 2007, members of the Office of the Chairman, including Messrs. Daberko, Raskind and Kelly, received no incentive or bonus award. Messrs. Frate and Gorney received awards based upon business unit/individual performance as participants in the 2007 Bonus Plan. The factor for the corporate performance component was zero for all Named Executive Officers, and the percentage for business unit/individual performance as a multiple of target for Messrs. Frate and Gorney, and their incentive award paid under the 2007 Bonus Plan, was as follows:

	Multiple (%)	Award ($)
Mr. Frate	100% (target) x 180% (performance)	$338,400
Mr. Gorney	100% (target) x 160% (performance)	$297,600

Messrs. Bell and Parker received amounts under their respective release agreements in lieu of any incentive or bonus awards.

•	Performance Ratings: In addition to individual performance ratings, the chairman provides the Compensation Committee with compensation recommendations for each Named Executive Officer other than himself.

To assure that compensation is tied to individual performance, each officer is assigned a performance rating. The Compensation Committee determines the performance rating for members of the Office of the Chairman. For other Named Executive Officers, the chief executive officer assigns a performance rating which is reviewed and approved by the Compensation Committee.

Performance ratings are assigned based upon each executive officer’s performance against goals established at the beginning of the performance period. Each executive officer is provided a performance score of 1 through 10. Within the annual incentive plan, a performance score of 5 correlates to payment at target and a performance score of 10 correlates to a maximum incentive award. To receive a threshold award, a performance score of 2.5 must be attained

•	Award Opportunities: The MIP provides for a single maximum payout for each participant, as opposed to payout opportunities ranging from threshold to maximum. This provision of the MIP is for compliance with Section 162(m) of the Internal Revenue Code. The Compensation Committee reviews and approves the performance criteria to be applied as a condition for paying awards under the MIP. For 2007, the performance criteria consisted of percentage targets for return on assets and return on equity as well as individual and business unit performance goals. Satisfaction of the performance criteria allows for the payment of an award up to the maximum level established for each officer. The maximum award opportunity for each Named Executive Officer for the 2007 performance year was set as follows:

Mr. Daberko	$3,000,000
Mr. Raskind	$2,500,000
Mr. Kelly	$2,500,000
Mr. Frate	$1,000,000
Mr. Gorney	$1,000,000
Mr. Bell	$1,000,000

As stated, for compliance with Section 162(m) of the Internal Revenue Code, these amounts reflect the maximum award at the end of the performance period. The Compensation Committee uses its discretion to reduce the amount of the award payout and determine appropriate bonus levels based on overall performance. Please see the discussion under Section 162(m) Compliance in this Compensation Discussion and Analysis.

As discussed above, to place a framework around the Compensation Committee’s exercise of downward discretion and calculate awards based upon overall performance, the Compensation Committee created executive officer incentive categories that are applied for the Office of the Chairman and business unit leaders. In applying downward discretion, the Compensation Committee established a range of annual incentive opportunities under the MIP that are based on competitive market practices, including peer group practices, and intended to be commensurate with the degree of difficulty for attainment. In applying this framework for 2007, for the chairman, the president and the vice chairmen, the threshold incentive award was 75% of salary, the target incentive award was 150% of salary and the maximum incentive award was 300% of salary. For the remaining Active Named Executive Officers, the threshold incentive award was 50% of salary, the target incentive award was 100% of salary and the maximum incentive award was 200% of salary.

•	MIP Deferred Compensation: For all Named Executive Officers, a portion of the MIP award may be paid in the form of restricted stock units subject to a one-year vesting schedule. This deferral is at the election of the Named Executive Officer. This deferral feature is intended to foster additional stockholder alignment. These deferral awards are calculated by applying a 15% premium over the original incentive award.

2007 Executive Bonus Plan

As discussed, when it was determined that the executive officers would not be eligible for annual awards under the MIP, the Compensation Committee evaluated the drivers behind the failure to achieve the corporate performance metrics and determined that certain executive officers should be eligible for bonus payments based upon the 2007 performance of the business units over which they have primary responsibility, relative to specific goals established at the beginning of 2007, and thus the Compensation Committee adopted 2007 Bonus Plan, with award opportunities based on goals originally established for the MIP.

Participants in the 2007 Bonus Plan include all executive officers, except anyone who served as chief executive officer, president or a vice chairman during 2007. The plan is administered by the Compensation Committee, and the Compensation Committee established a maximum individual award for each participant based on each participant’s individual performance for 2007. The maximum award is expressed as a percentage of base salary and for executive vice presidents is up to 80% of the participant’s base salary. Performance is determined by comparing each participant’s unit achievements during 2007 to objectives established for each participant at the beginning of 2007.

The chief executive officer recommended to the Compensation Committee, based on each participant’s individual performance, an appropriate award for each participant, and the Compensation Committee made the final determination with respect to the awards. Each participant receiving an award will receive a cash payment equal to the amount of the award by no later than March 15, 2008. The Compensation Committee or chief executive officer can terminate or reduce the amount of an award for any participant not serving as an employee through the date the award is paid. Any participant not serving as an employee at the end of 2007 is not entitled to an award under the 2007 Bonus Plan.

Long-Term Incentives

National City’s Long-Term Cash and Equity Incentive Plan is a critical component of the executive compensation package as it provides strong stockholder alignment. For senior officers, the long-term incentive package consists of three balanced components.

•	Stock Options: Stock options are awarded with an exercise price equal to the closing market price of National City Common Stock on the date of grant. Stock options reward management for increasing the stock price above the price at grant. National City maintains a policy against repricing stock options. For the 2007 awards, all stock option awards vest 25% per year. With the exception of new hires, the 2007 stock option grants were made on November 19, 2007. The options that were granted on November 19, 2007 have an exercise price of $20.37, which was the closing stock price on that date. All stock options granted in 2007 were granted in the form of Nonqualified Stock Options.

The Compensation Committee determined that it would be appropriate for future annual equity awards to coincide with the annual performance cycle. As such, the equity awards granted in 2007 were adjusted to reflect this change in timing and allow management to communicate that the next annual award cycle would occur in the first quarter of 2009 instead of the fourth quarter of 2008.

•	Restricted Stock and Restricted Stock Units: These awards are grants of stock subject to transfer restrictions over a four-year period. Restricted stock awards are intended to build stock ownership and foster employee retention. With the exception of new hires and special awards, the 2007 restricted stock awards were made on November 19, 2007. All restricted stock awards have dividend and voting rights. Restricted stock unit awards are similar to restricted stock awards except no stock is issued until the end of the vesting period. Since no stock is issued with restricted stock unit awards, there are no voting rights or dividend rights. National City pays the holders of restricted stock units dividend equivalents in cash. For 2007, the annual restricted stock and restricted stock unit awards vest 50% after three years and 50% after four years. The discussion above, under Stock Options, regarding the timing of annual equity grants is also applicable to the grants of restricted stock and restricted stock units.

•	Long-Term Incentive: Plan cycle awards pursuant to the Long-Term Cash and Equity Incentive Plan (“LTIP Awards”) are three-year incentive awards intended to reward management for outperforming the peer group companies. The performance measure for this plan is relative total stockholder return versus that of a peer group. For 2007, the peer group consisted of the 14 companies set forth above under Peer Group. For the 2008 to 2010 performance period, the peer group consists of those 14 companies but substituting Huntington Bancshares and Marshall & Ilsley Bank for Bank of America and Sovereign Bancorp. The payout for these LTIP Awards is determined based on National City’s relative ranking versus the peer companies. The Compensation Committee determines the peer group and the targets for the relative performance. Commencing with the performance period ending in 2008, LTIP Awards will be paid solely in cash. Additional information regarding LTIP Awards is provided in the Stock Awards and Non-Equity

Incentive Plan Compensation sections under the Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.

Long-Term Incentive — 2008-2010 Performance Period

Peer Rank	Plan Achievement	Payout (% target)
1	Maximum	150%
8	Target	100%
12	Threshold	50%
13-15	Below Threshold	0%

•	Target Award Opportunities: For the Named Executive Officers with opportunities for LTIP Awards for the 2008-2010 performance period, the target award opportunities range from 150% of salary to 100% of salary. The target long-term incentive opportunities are established based on competitive market practices including peer group practices. For 2007, for the Active Named Executive Officers, the economic value of the long-term awards (equity plus long-term opportunity at target granted in 2007) ranged from 370.6% of salary to 232.3% of salary.

•	Long-Term Incentive Mix: National City provides a balanced mix of long-term incentives. As discussed above under Variable Pay — “At Risk,” the mix of long-term incentive compensation is intended to provide a balanced portfolio of long-term incentive compensation. The Compensation Committee believes that the current mix provides the optimal balance between performance, retention and stockholders’ interests. The long-term incentive mix will be evaluated by the Compensation Committee on an annual basis.

Stock options reward the absolute stock price appreciation of National City. The LTIP Awards reward strong stockholder returns relative to the peer group. Restricted stock delivers long-term value while providing for retention and encouraging executive stock ownership. Recipients of restricted stock are subject to downside risk as well as upside potential. National City believes it is appropriate to deliver long-term value through a portfolio approach to meet its strategic objectives in a manner that provides for efficient stock utilization.

•	Annual Equity Grants: National City grants selected long-term incentive participants annual equity awards. In past years, certain officers had a limited amount of choice as to the mix of the equity award. Commencing with the 2007 annual equity awards, the Compensation Committee eliminated the choice option for the Named Executive Officers. In 2007, for awards to the Active Named Executive Officers with the exception of Mr. Raskind, 76% of each annual equity award was granted in stock options and 24% was granted in restricted stock units. As discussed above, the Compensation Committee determined that it would be appropriate for future annual equity awards to coincide with the annual performance cycle. To reflect this change in timing, the equity awards granted in 2007 included additional special annual equity awards in consideration of the fact that the next annual award cycle would occur in the first quarter of 2009 instead of the fourth quarter of 2008.

Executive Stock Ownership

National City believes that it is important for senior executives to be stockholders so that the executive’s financial interests are aligned with other stockholders. To foster executive stock ownership, National City implemented executive stock ownership guidelines in 1996. Stock ownership guidelines apply to approximately 70 senior executives. The ownership guidelines are stated as a fixed number of shares ranging from 14,000 shares at the lowest level executive to 200,000 shares for Mr. Raskind. Executives have three years from the date the guideline applies to meet the target ownership level. Stock ownership includes Common Stock owned, restricted stock/units, deferred compensation allocated to Common Stock and 401(k) funds invested in Common Stock. Executives may not sell their National City stock until their respective stock ownership requirement is met. With respect to restricted stock and stock options granted to each executive by National City, after the restrictions expire or the stock option is exercised, as applicable, the executive must hold at least one-half of the stock for at least one year after such lapse of restrictions or option exercise.

National City adopted an anti-hedging policy applicable to its executive officers. National City considers it inappropriate for executive officers with stock ownership guidelines to enter into transactions in National City securities that reduce or alter the risks and rewards of stock ownership. Those who are subject to stock ownership guidelines are prohibited from purchasing or selling puts, calls, options or other securities whose value is derived in whole or in part from the value or characteristics of any National City security. This prohibition includes entering into hedging or monetization transactions, such as forward sale contracts, in which the executive officer maintains ownership of the underlying security without retaining all of the risks or rewards of ownership.

The table below summarizes the share guidelines and stock ownership, as of February 14, 2008, for the Named Executive Officers.

Executive Stock Ownership

	Share		Share Value —
	Guideline	Shares Owned	Multiple of Salary
David A. Daberko*	200,000	1,032,313	17.0	x
Peter E. Raskind	200,000	287,617	6.5	x
Jeffrey D. Kelly	75,000	368,074	9.2	x
Daniel J. Frate	52,000	139,257	4.9	x
Jon L. Gorney	75,000	254,780	9.0	x
James R. Bell, III*	75,000	216,317	7.7	x
Ted M. Parker*	52,000	86,873	—

*	Stock ownership guideline prior to effective date of retirement or termination of employment. Mr. Parker’s employment terminated in early 2007.

As the table indicates, Messrs. Raskind, Kelly, Frate and Gorney have current ownership well above the stated guidelines. National City believes that these ownership guidelines as well as our total long-term incentive program have been very effective in building an ownership culture. Approximately 70 executives covered by these guidelines own approximately 5.1 million shares of National City Common Stock with a fair market value of over $83 million. Thus, the financial interests of National City’s executive leadership team are directly aligned with other stockholders.

Additional Stock Options

Prior to 2005, National City granted senior executives additional stock options (also known as reload options). These additional option grants were a key component of National City’s strategy to build executive stock ownership. In 2005, National City decided to stop granting new additional options. The only future grants of additional options will be to honor the terms of outstanding awards where participants have a pre-existing contractual right to these awards. These additional options provide for an automatic new stock option grant for shares tendered in a stock-for-stock exercise or surrendered to meet tax withholding obligations on a stock option exercise. The new grant has a term equal to the remaining term on the original option and an exercise price equal to fair market value on the grant date and does not include an additional option feature.

Supplemental Benefits

National City provides selected senior executives with supplemental benefits. All of the compensation associated with these benefits is included in the Change in Pension Value and All Other Compensation columns of the Summary Compensation Table to the extent these benefits are not included elsewhere in the Summary Compensation Table. These supplemental benefit programs are offered in order to:

•	Provide coverage over the legal limits on qualified benefit plans;

•	Provide executives with advice and counseling to meet ownership guidelines and to maximize value from the compensation programs; and

•	Offer a market competitive total compensation package.

Employment Termination Severance Benefits

To ensure the continuity of management in the event of a change in control of National City, change in control provisions have been incorporated into compensation and benefit plans. In addition, National City has severance agreements with 47 senior executives that provide for severance benefits upon termination following a change in control. To receive benefits under the severance agreements, there must be a change in control of National City and the executive’s employment must be terminated. Messrs. Raskind, Kelly, Frate and Gorney each may receive benefits under their respective agreement by electing to terminate their employment within 30 days of the first anniversary of the change in control. This type of trigger has been used in contracts where the individual’s role in the integration is critical and where there would be significant difficulty in defining a change in the individual’s role and/or responsibilities.

During 2007, the Compensation Committee undertook a comprehensive review of these severance agreements. Certain changes were made including a modification to the gross-up language. The revised level of benefits is more fully described in the Other Potential Post-Employment Payments section of this Proxy Statement.

During 2007, Messrs. Bell and Parker each entered in to a release agreement with National City. Under Mr. Bell’s agreement, entered into in November of 2007, he is entitled to six months of semi-monthly salary continuation payments of $6,250 and an additional six months of semi-monthly salary continuation payments of $70,417, provided that salary continuation payments will be capped at $460,000 if he is employed within a year following his separation. Additionally, Mr. Bell will receive a payment of $240,000 in July 2008. Mr. Bell will receive no award under the MIP and will receive in lieu thereof an amount of $184,000 in March of 2008. In lieu of any LTIP Award, Mr. Bell will receive a payment of $307,000 in March of 2009 and $191,667 in March of 2010. Mr. Bell’s stock options became immediately exercisable upon execution of his release agreement, resulting in the acceleration of option expense in the amount of $151,271. In addition, Mr. Bell’s restricted stock and restricted stock units will continue to vest during the period of his salary continuation resulting in an acceleration expense of $42,008. Mr. Bell will receive a lump sum payment of $2,400,284 on July 1, 2008 as an early retirement lump sum benefit under the Supplemental Executive Retirement Plan.

Under Mr. Parker’s agreement, entered into in January of 2007, he received a payment of $167,500 in September of 2007. Additionally, he received six months of semi-monthly salary continuation payments of $13,958 after September of 2007 and such payments will continue until September of 2008 unless he becomes employed, at which time the payments will cease. For the 2006 performance year, Mr. Parker received a payment of $395,300 under the MIP. In lieu of any further LTIP Awards, Mr. Parker received a payment of $335,000 in September of 2007. Mr. Parker’s stock options became immediately exercisable upon his termination, resulting in the acceleration of option expense in the amount of $210,151. Mr. Parker received $372,139 in lieu of any additional vesting of restricted stock or restricted stock units. Mr. Parker also received a payment of $124,500 in January 2007 and $10,000 for expenses in connection with his separation.

The benefits set forth above are also described in the Other Potential Post-Employment Payments section of this Proxy Statement.

Retention Stock Awards

In October 2006, the Compensation Committee awarded special retention based restricted stock units to Messrs. Raskind and Kelly. These retention stock awards were made to retain these executives during the chief executive officer transition period and to ensure a smooth executive succession process. Each executive received 42,000 restricted stock units that will vest over a four-year period (33% per year beginning at the second anniversary of the grant). In addition, each executive received 62,500 of performance-based restricted stock units that will vest pending the achievement of specified performance criteria, which is total stockholder return over a four-year period relative to the peer group. Each executive signed an award agreement that includes non-competition provisions.

The total value of each time vested award at the time of grant of approximately $1.5 million was deemed appropriate based upon the length of the non-compete period and each executive’s then current total compensation package. In determining the performance criteria and the size of the performance vested awards, the Compensation Committee considered the importance of each executive’s future role within National City together with the current total compensation of each executive. These retention stock awards were designed to protect National City in a time of transition, retain senior executives expected to carry out the transition and reward long-term relative total stockholder return performance against peers.

In February of 2007, Mr. Frate was awarded special retention based restricted stock units to secure continuity of executive management. Mr. Frate received 19,640 restricted stock units that will vest over a three-year period (33% per year beginning at the first anniversary of the grant). In addition, Mr. Frate received 39,280 of performance-based restricted stock units that will vest pending the achievement of specified performance criteria, which is total stockholder return over a four-year period relative to the peer group. Mr. Frate signed an award agreement that includes business protection provisions.

Section 162(m) Compliance

Section 162(m) of the Internal Revenue Code limits the deductibility for tax purposes of non-exempt compensation paid to Named Executive Officers in excess of $1,000,000. National City’s compensation plans are currently structured to minimize the non-exempt compensation in excess of the limitation for deduction by National City established under Section 162(m). The MIP awards, LTIP Awards, stock option grants and certain performance-vested restricted stock and restricted stock units are exempt from the Section 162(m) deductibility limitations. If, however, the Compensation Committee believes that it is in the best interest of stockholders, compensation may be paid which is in excess of the Section 162(m) limitations on deductibility.

To meet the deductibility requirements of Section 162(m) for the MIP, a maximum award is established for each Named Executive Officer and downward discretion is applied by the Compensation Committee in determining an appropriate award. The maximum award established in accordance with the plan document is disclosed as the maximum award in the Grants of Plan-Based Awards table under the Estimated Future Payouts Under Non-Equity Incentive Plan Awards column. The Compensation Committee applies a practical approach to determine appropriate threshold, target and maximum awards, and this practical approach is used to apply downward discretion. The goals utilized in this approach are discussed in detail in the Annual Incentive Plan discussion above.

Non-Compete Awards

David A. Daberko has a non-competition agreement with National City that provides for a payment equal to 50% of his cash compensation following an 18-month non-compete period. Peter E. Raskind and Jeffrey D. Kelly are subject to certain retention awards that include non-competition provisions. All annual equity award agreements contain business protection provisions.

Policies Regarding Recoupment of Compensation

National City maintains “clawback” provisions relating to certain stock option awards. Under these clawback provisions, executives that violate non-competition or non-solicitation agreements, or otherwise act in a manner detrimental to National City’s interests, forfeit any outstanding awards as of the date such violation is discovered and must return any gains realized within twelve months of the executive’s termination of employment. These provisions serve to protect National City’s intellectual property and human capital and help ensure that executives act in the best interest of National City and its stockholders.

If National City is required to restate its financial results due to material noncompliance with financial reporting requirements under the securities laws as a result of misconduct, federal law requires the chief executive officer and the chief financial officer to reimburse National City for any bonus or incentive or equity-based compensation of the chief executive officer and the chief financial officer, including profits realized from the sale of company securities.

Retirement Related Awards

For members of the Office of the Chairman, certain equity awards include accelerated vesting upon retirement if such retirement is approved by the Compensation Committee. These provisions were first included in awards granted to members of the Office of the Chairman in 2005.

The Compensation Committee approved the normal retirement of David A. Daberko. In connection with his retirement, certain restricted stock and stock option awards became fully vested. In addition, the Compensation Committee took action to vest certain restricted stock shares that were granted as an offset to the Supplemental Executive Retirement Plan as well as certain stock options previously granted. The FAS 123R value of the accelerated vesting has been included in the All Other Compensation column of the Summary Compensation Table. The fair market value of these awards is disclosed in a footnote to the table.

Other than the requirement for Compensation Committee approval of retirement for the accelerated vesting of certain equity awards, there are no modifications to the executive programs for Named Executive Officers.

While the Compensation Committee reviews the accumulated values of vested and non-vested awards and the values realized from the various executive programs, this information has not influenced the determination of annual awards to the Named Executive Officers.

Executive Compensation

The following table sets forth, together with certain other information, the compensation earned during fiscal year 2007 by (i) David A. Daberko, retired chairman and chief executive officer, (ii) Peter E. Raskind, chairman, president and chief executive officer, (iii) Jeffrey D. Kelly, vice chairman and chief financial officer, and (iv) the three other most highly compensated executive officers of National City and its subsidiaries who served as executive officers through 2007. The table also includes Ted M. Parker, who was an executive officer during 2007 but was not serving as an executive officer at the end of 2007. The executive officers listed in the Summary Compensation Table below are referred to in this Proxy Statement as the Named Executive Officers.

SUMMARY COMPENSATION TABLE

							Change in
							Pension
						Non-Equity	Value and
						Incentive	Nonqualified
						Plan	Deferred	All Other
				Stock	Option	Compen-	Compensation	Compen-
		Salary	Bonus	Awards	Awards	sation	Earnings	sation	Total
Name and Principal Position (1)	Year	($)(2)	($)	($)(3)	($)(3)	($)(4)	($)(5)	($)(6)	($)
D.A. Daberko	2007	992,424	0	476,506	1,095,142	0	843,902	1,959,127	5,367,101
Former Chairman of the Board and Chief Executive Officer	2006	1,000,000	0	1,973,233	2,658,372	2,586,020	0	500,671	8,718,296
P.E. Raskind	2007	727,083	171,578	1,409,014	568,305	0	341,002	202,190	3,419,172
Chairman of the Board, President and Chief Executive Officer	2006	570,000	163,861	1,407,617	311,229	1,408,785	223,384	97,220	4,182,096
J.D. Kelly	2007	656,250	171,578	1,822,296	891,320	0	194,333	223,447	3,959,224
Vice Chairman and Chief Financial Officer	2006	555,000	337,906	1,761,134	312,591	1,353,321	384,573	137,768	4,842,293
D.J. Frate	2007	465,000	438,400	1,268,384	153,672	0	53,502	105,759	2,484,717
Executive Vice President	2006	437,500	100,000	881,013	873,774	625,115	46,548	81,853	3,045,803
J.L. Gorney	2007	463,333	469,178	483,909	228,349	0	849,322	133,624	2,627,715
Executive Vice President
J.R. Bell III	2007	457,500	171,578	423,719	222,149	0	0	4,075,742	5,350,688
Former Executive Vice President
T.M. Parker	2007	69,792	85,789	341,195	206,586	0	0	1,856,008	2,559,171
Former Executive Vice President

(1)	Mr. Daberko retired as chief executive officer in July 2007 and as chairman in December 2007. Mr. Raskind has served as president since December 2006, chief executive officer since July 2007 and as chairman since December 2007. Mr. Bell served as an executive vice president of National City through December 31, 2007. Mr. Parker served as an executive vice president of National City until March of 2007. Messrs. Gorney, Bell and Parker were not Named Executive Officers in last year’s Proxy Statement and, therefore, compensation information for 2006 is not provided.

(2)	No Named Executive Officer deferred salary for 2007.

(3)	Amounts represent the 2007 compensation cost calculated in accordance with FAS 123R. The Black-Scholes option pricing model is utilized to estimate the fair value of stock option awards, while the market price of National City’s Common Stock at the date of grant is used to estimate the fair value of restricted stock awards. Reference is made to the disclosure regarding these valuations included in National City’s 2007 Annual Report, delivered with this Proxy Statement and filed with the Securities and Exchange Commission on February 13, 2008 and included with this Proxy Statement, in the following sections of the Notes to Consolidated Financial Statements: Note 1 — Basis of Presentation and Significant Accounting Policies, Share-Based Payment, page 73; Note 2 — Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards, page 75; and Note 23 — Stock Options and Awards, page 117-119.

No awards were forfeited by any of the Named Executive Officers in 2007.

With respect to Mr. Daberko, the amount in the All Other Compensation column includes the FAS 123R unamortized expense on stock and option awards that was accelerated in connection with his retirement. See footnote (6) for an explanation of the amount included. With respect to Messrs. Bell and Parker, the amount in the All Other Compensation column includes the FAS 123R unamortized expense on stock and option awards that was accelerated in connection with their respective release agreements, as described in the section titled Employment Termination Severance Benefits in the Compensation Discussion and Analysis.

As noted in the Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table below, amounts in the Stock Awards and Option Awards columns include, to the extent compensation cost was recorded under FAS 123R for the applicable year, annual, special, performance and retention awards. Amounts in the Stock Awards column also include awards granted under the MIP and pursuant to LTIP Awards. In the Grants of Plan-Based Awards table, the 2007 annual, special and retention awards are disclosed in the All Other Stock Awards and the All Other Option Awards columns, as applicable. Opportunities to participate in the MIP and pursuant to LTIP Awards for the performance period commencing January 1, 2007, which were awarded in November 2006, are disclosed in the Estimated Future Payouts Under Non-Equity Incentive Plan Awards column. Mr. Frate’s 2007 performance award is disclosed in the Estimated Future Payouts Under Equity Incentive Plan Awards.

See the discussion of Stock Awards and Option Awards and of Non-Equity Incentive Plan Compensation under the Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table below for information regarding equity compensation earned under the MIP and pursuant to LTIP Awards for the respective performance periods ending December 31, 2007, as the Stock Awards and Option Awards columns in the Summary Compensation Table disclose 2007 compensation cost calculated in accordance with FAS 123R for all equity, including the equity portions awarded under the MIP and pursuant to LTIP Awards.

(4)	The amounts in the Non-Equity Incentive Plan Compensation column include the cash portion awarded under the MIP and pursuant to LTIP Awards for the respective performance periods ending December 31, 2006 and 2007. Equity payouts awarded under the MIP and pursuant to LTIP Awards are disclosed in the Stock Awards column in accordance with FAS 123R. See the discussion of Stock Awards and Option Awards and of Non-Equity Incentive Plan Compensation under the Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table below for information regarding compensation earned under the MIP and pursuant to LTIP Awards for the respective performance periods ending December 31, 2007. See also the Grants of Plan-Based Awards table, under the Estimated Future Payouts Under Non-Equity Incentive Plan Awards column, for opportunities awarded in November 2006 to participate in the MIP and pursuant to LTIP Awards for the performance period commencing January 1, 2007.

(5)	The amounts in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column include change in pension values only, as no Named Executive Officer received preferential earnings on nonqualified deferred compensation in 2007. For 2006, Mr. Daberko’s actual change in pension value was a negative $312,616. See the Pension Benefits table below for a further discussion of pension values for Messrs. Bell and Parker in connection with their respective terminations.

The value of earnings on deferred compensation is determined based on the investment options for deferred compensation. Deferred compensation may receive earnings credits equal to the returns of specific funds from which the Named Executive Officers may select. These funds include the Allegiant Money Market Fund, Allegiant S&P 500 Index Fund, Vanguard Total Bond Market Index Fund, Vanguard Small Cap Index Fund and Vanguard European Stock Index Fund. National City does not guarantee the performance on any of the funds nor does National City augment the returns on the funds in any way. The rate of interest return on the money market fund for 2007 was 5.01%, which is below 120% of the Long-term Applicable Federal Rate as established in January 2007. All or a portion of the return on the bond and equity index funds is derived from a capital component which does not create preferential returns. Deferred compensation may also receive earnings credits equal to the returns of National City Common Stock. Phantom dividends credited on the stock are paid at the same rate and frequency as for all stockholders of National City. Therefore, there are no preferential nonqualified deferred compensation earnings to report for any Named Executive Officer.

(6)	The Compensation Committee approved the normal retirement of Mr. Daberko effective December 27, 2007. In connection with his retirement, the vesting of certain restricted stock awards totaling 140,881 shares and stock options on 356,251 shares accelerated to the date of his retirement. The value of these awards is included in the All Other Compensation column. The FAS 123R value of the accelerated vesting is $1,527,533, of which $786,707 is the full expense on the restricted stock awards and $740,826 is the full expense on the stock options. The year-end value of the shares for which vesting was accelerated is $2,328,763, calculated by multiplying the 140,881 shares of restricted stock for which vesting was accelerated by the National City Common Stock closing price of $16.53 on December 27, 2007. The year-end value of the options for which vesting was accelerated is $0, as no options were in-the-money based on the National City Common Stock closing price of $16.53 on December 27, 2007.

The All Other Compensation column includes personal use of the corporate aircraft, security provided at a residence, personal tax and financial planning, parking allowance, company contributions to the 401(k) plan, life insurance premiums, imputed interest on split dollar insurance premiums, the dollar value of dividends paid on restricted stock awards and dividend equivalents paid on restricted stock unit awards not factored into the grant date fair value of the award and charitable matches. As referenced directly above, $1,527,533 of Mr. Daberko’s All Other Compensation amount is attributed to accelerated vesting in connection with his retirement. Additionally, for Messrs. Bell and Parker, amounts in the All Other Compensation column include payments pursuant to their respective release agreements. For each Named Executive Officer for whom the total value of all personal benefits exceeded $10,000 in 2007, the amount of incremental cost to National City for each personal benefit listed below, if applicable and to the extent such cost exceeded the greater of $25,000 or 10% of the total personal benefits for such Named Executive Officer, is as follows: personal use of the corporate aircraft: Mr. Daberko — $35,598. With respect to all other items that are not personal benefits, the amount of compensation included for each Named Executive Officer for each item whose value exceeded $10,000 in 2007 for the Named Executive Officer is as follows: (i) company contributions to the 401(k) plan: Messrs. Daberko, Raskind, Frate, Gorney and Bell — $15,525; Mr. Kelly — $15,100; and Mr. Parker — $9,991; (ii) life insurance premiums: Mr Daberko — $98,907; Mr. Kelly — $16,730; Mr. Gorney — $17,506; and Mr. Bell — $16,191; (iii) imputed interest on split dollar insurance premiums: Mr. Daberko — $33,348; and (iv) the dollar value of dividends paid on restricted stock awards and dividend equivalents paid on restricted stock unit awards not factored into the grant date fair value of the awards: Mr. Daberko — $234,213; Mr. Raskind — $157,797; Mr. Kelly — $173,574; Mr. Frate — $85,314; Mr. Gorney — $83,744; Mr. Bell — $54,071; and Mr. Parker — $57,499. Mr. Daberko entered into a post-retirement office space use agreement with National City. No compensation was accrued in 2007 for Mr. Daberko under this arrangement. Amounts included for Messrs. Bell and Parker in connection with their respective release agreements is $3,976,230 for Mr. Bell and $1,782,090 for Mr. Parker, as described in the section titled Employment Termination Severance Benefits in the Compensation Discussion and Analysis.

National City permits the current chairman and vice chairman to use the corporate aircraft for all business and personal travel. The aggregate incremental cost for personal use of the corporate aircraft is included in the All Other Compensation column, to the extent that the incremental cost for personal use of the corporate aircraft combined with all other personal benefits for a given year exceeded $10,000. Since October 23, 2006, when Mr. Daberko entered into an aircraft time sharing agreement with a subsidiary of National City, Mr. Daberko has reimbursed National City the maximum amount permitted by Federal Aviation Administration regulations for his personal use of the corporate aircraft. The aggregate incremental cost of the personal use of the corporate aircraft is determined by adding all of the variable operating costs of the flight, including, but not limited to, fuel, maintenance, parts, engine restoration costs, landing and parking fees, crew expenses and catering and miscellaneous supplies, and the economic value of any disallowed tax deductions resulting from the personal use.

Commencing January 1, 2007, National City ceased reimbursing for club membership fees and providing car allowances for Named Executive Officers. There were no tax gross-ups for 2007. The Named Executive Officers receive dividends on their restricted stock and dividend equivalents on their restricted stock units at the same rate and frequency as all stockholders of National City, and the value of the dividends not included in the grant date fair value of the restricted stock and restricted stock units was determined by using the amount of dividends paid.

The following table provides information on grants of all plan-based awards in fiscal year 2007 to the Named Executive Officers.

GRANTS OF PLAN-BASED AWARDS

									All
									Other	All
									Stock	Other		Grant
						Estimated Future Payouts Under			Awards:	Options		Date
			Estimated Future Payouts Under			Equity Incentive Plan			Number	Awards:	Exercise	Fair Value
			Non-Equity Incentive Plan Awards(1)			Awards			of	Number of	or Base	of Stock
			Threshold	Target	Maximum	Threshold	Target	Maximum	Shares	Securities	Price of	and
			($)	($)	($)	(#)	(#)	(#)	of Stock	Underlying	Option	Option
	Grant	Grant							or Units	Options	Awards	Awards
Name	Type	Date							(#)(4)	(#)(4)(5)	($/Sh)	($)
D.A. Daberko	MIP	(2)	750,000	1,500,000	3,000,000

	LTIP	(3)	750,000	1,500,000	2,250,000

P.E. Raskind	NQSO	7/22/07								375,000	31.59	1,606,725

	NQSO	11/19/07								375,000	20.37	1,432,500

	MIP	(2)	600,000	1,200,000	2,500,000

	LTIP	(3)	603,371	1,206,742	1,810,113

J.D. Kelly	NQSO	3/2/07								77,632	38.13	389,907

	NQSO	11/19/07								337,500	20.37	1,289,250

	RSU	11/19/07							20,455			416,668

	MIP	(2)	525,000	1,050,000	2,500,000

	LTIP	(3)	444,135	888,271	1,335,959

D.J. Frate	RSU	2/26/07				9,820	19,640	39,280	19,640			1,857,032

	NQSO	11/19/07								120,000	20.37	458,400

	RSU	11/19/07							7,273			148,151

	MIP	(2)	235,000	470,000	1,000,000

	LTIP	(3)	242,627	485,253	727,880

J.L. Gorney	NQSO	11/19/07								120,000	20.37	458,400

	RSU	11/19/07							7,273			148,151

	MIP	(2)	232,500	465,000	1,000,000

	LTIP	(3)	300,740	601,481	904,627

J.R. Bell	MIP	(2)	230,000	460,000	1,000,000

	LTIP	(3)	286,979	573,958	863,233

All awards set forth in this table are under the Long-Term Cash and Equity Incentive Plan, except for those granted under the MIP as referenced in footnote (1). “NQSO” means non-qualified stock options. “RSU” means restricted stock units. “MIP” and “LTIP” are described in footnotes (2) and (3), respectively, below.

(1)	Amounts represent opportunities awarded in November 2006 to participate in the MIP and pursuant to LTIP Awards for the relevant performance periods commencing January 1, 2007. See footnotes (3) and (4) to the Summary Compensation Table. Mr. Parker’s employment terminated in early 2007.

(2)	The MIP provides for a single maximum payout for purposes of compliance with Section 162(m), and this amount is shown in the “maximum” column. The Compensation Committee uses its discretion to reduce the amount of the award payout and determine appropriate bonus levels based on overall performance. Please see the discussion under Section 162(m) Compliance in the Compensation Discussion and Analysis. In applying downward discretion, the Committee establishes a range of annual incentive opportunities under the MIP, establishing the threshold, target and maximum amounts disclosed.

(3)	Amounts represent potential payout opportunities, ranging from threshold to maximum, pursuant to LTIP Awards. The LTIP Awards are calculated based on an assumed salary growth rate of 4% per year for the Named Executive Officers in the table, except for Messrs. Daberko and Bell.

(4)	These awards are included in the Stock Awards and Option Awards columns of the Summary Compensation Table. See footnote (3) to the Summary Compensation Table.

(5)	Options awarded to Mr. Kelly on March 2, 2007 represent additional options.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE
AND
GRANTS OF PLAN-BASED AWARDS TABLE

Summary Compensation Table

Salary

No amounts of salary in 2007 were forgone for the receipt of non-cash compensation for any Named Executive Officer. No Named Executive Officer deferred salary in 2007.

Bonus

For 2007, amounts in the Bonus column were awarded under the 2007 Bonus Plan. Additional information about the 2007 Bonus Plan is provided in the Compensation Discussion and Analysis under the discussion titled 2007 Executive Bonus Plan. As discussed above, anyone who served as chief executive officer, president or a vice chairman during 2007 is not eligible for an award, and any participant not serving as an employee at the end of 2007 is not entitled to an award. Mr. Bell received an amount under his release agreement in lieu of a bonus.

The remaining Named Executive Officers received awards based upon business unit/individual performance as participants in the 2007 Bonus Plan. The factor for the corporate performance component was zero, and the percentage for business unit/individual performance as a multiple of target for each of the remaining Named Executive Officers, and their incentive award paid under the 2007 Bonus Plan, was as follows:

	Multiple (%)	Award ($)

Mr. Frate	100% (target) x 180% (performance)	$338,400
Mr. Gorney	100% (target) x 160% (performance)	$297,600

The Bonus columns for Mr. Raskind for 2007 and 2006 include vesting of a retention award granted in 2001 in the amounts of $171,578 and $163, 861, respectively. For Mr. Kelly, the Bonus column for 2007 reflects vesting of a retention award granted in 2001 in the amount of $171,578 and the Bonus column for 2006 reflects vesting of retention awards granted in 2000 and 2001 in the amount of $337,906. For Mr. Frate, the Bonus columns for 2007 and 2006 include a retention award granted in April 2005 and paid in 2006 and 2007 in the amount of $100,000 for each year. For Messrs. Gorney and Bell, the Bonus column for 2007 includes vesting of a retention award granted in 2001 in the amount of $171,578. For Mr. Parker, the Bonus column for 2007 includes vesting of a retention award granted in 2001 in the amount of $85,789.

Stock Awards and Option Awards

The amounts in the Stock Awards column consist of restricted stock and restricted stock units granted in 2007 and in prior years for which compensation costs were recognized under FAS 123R for the year disclosed. These awards include stock and stock units granted as annual awards, as special, retention and performance awards, under the MIP and pursuant to LTIP Awards. One half of the shares granted as annual awards vest on the third anniversary of the grant date and the balance of the shares vest on the fourth anniversary of the grant date. For Mr. Frate for 2007 and for Messrs. Raskind and Kelly for 2006, the performance restricted stock unit awards vest based upon relative total stockholder return over a four-year period ending on the fourth anniversary of the award date. During the performance period, dividend equivalents will be received on the target restricted stock units. To the extent actual performance results in an award at an above target level, the recipient will receive a dividend equivalent payment at the end of the performance period on the incremental restricted stock units over target. The retention restricted stock unit awards vest one-third per year commencing on the second anniversary of the grant date for Messrs. Raskind and Kelly, and vest one-third per year commencing on the first anniversary of the grant date for Mr. Frate. For Messrs. Raskind and Kelly, the retention award agreement contain non-compete provisions.

Under the MIP, each Named Executive Officer may elect to receive all or a portion of his award in cash, restricted stock units or any combination of the same, except the Compensation Committee makes this election for the chief executive officer. There were no MIP awards for the 2007 performance year. For the 2006 performance year, for stock elections, the awards of the restricted stock units were approved in February 2007 and granted in March 2007 and will vest in March 2008. For stock elections, a 15% premium is added to the amount of the award that will be issued in stock, and the number of shares of restricted stock granted is based on a closing price of National City Common Stock on January 31st of the grant year. For 2006, Mr. Frate was the only Named Executive Officer that received stock under the MIP. Mr. Frate received a total MIP award of $692,967, of which $192,027, which includes a $25,047 premium, was paid in restricted stock units for which Mr. Frate received 5,073 restricted stock units. The amounts in the Stock Awards column with respect to stock awarded under the MIP includes stock for which compensation costs were recognized under FAS 123R in 2007, which may include stock and/or stock units granted in 2006 and in prior years.

For LTIP Awards, the Compensation Committee decides the form of the award payout, which, in prior years, could be in cash, restricted stock, restricted stock units, stock options, deferred cash or any combination of the same. All future LTIP Awards will be paid out in cash. There were no LTIP Awards for the performance period ending December 31, 2007. For the three-year performance period ending December 31, 2006 (the “Performance Period”), the award was based on achieving a performance level between threshold and target. The portion of the awards for the Performance Period that was paid in restricted stock units that were granted in January 2007 and will vest in January 2009. The number of restricted stock units granted is based on a closing price of National City Common Stock on December 29th of the year preceding the grant. For the Performance Period, Mr. Daberko received a total LTIP Award of $900,000, of which $449,980 was paid in restricted stock units for which Mr. Daberko received 12,308 restricted stock units. Mr. Raskind received a total LTIP Award of $395,625, of which $197,790 was paid in restricted stock units for which Mr. Raskind received 5,410 restricted stock units. Mr. Kelly received a total LTIP Award of $381,458, of which $190,697 was paid in restricted stock units for which Mr. Kelly received 5,216 restricted stock units. Mr. Frate received a total LTIP Award of $248,333, of which $124,158 was paid in restricted stock units for which Mr. Frate received 3,396 restricted stock units. The amounts in the Stock Awards column with respect to LTIP Awards includes stock for which compensation costs were recognized under FAS 123R in 2007, which may include stock and/or stock units granted in 2006 and in prior years.

The amount in the Stock Awards column for Mr. Frate includes a restricted stock award granted upon his hire in December 2003. The award vests over a four-year period from the grant date.

The amounts in the Option Awards column consist of stock options granted as annual and special awards in 2007 and in prior years for which compensation costs were recorded under FAS 123R in 2007. The options vest ratably over a four-year period (25% each year), except for additional options, which become exercisable six months after the date of grant.

The amount in the Option Awards column for Mr. Frate includes option awards granted upon his hire in December 2003. The award vests over a three-year period from the grant date. The amount in the Option Awards column for Mr. Raskind includes a special award granted in 2007 upon becoming chief executive officer vests ratably over a four-year period.

Each of the awards has been included in the table using the compensation cost valued in accordance with FAS 123R. As such, awards are expensed over the vesting period for which the Named Executive Officer could retire and receive the full award, if shorter. As discussed above, amounts due to accelerated vesting of stock and option awards in connection with retirement or termination are included in the All Other Compensation column, as applicable.

Non-Equity Incentive Plan Compensation

The amounts in the Non-Equity Incentive Plan Compensation column represent amounts earned by the Named Executive Officers under the MIP and pursuant to LTIP Awards that were paid, or will be paid, in cash.

Under the MIP, each Named Executive Officer may elect to receive all or a portion of his award in cash, restricted stock units or any combination of the same, except the Compensation Committee makes this election for the chief executive officer. There were no MIP awards for the 2007 performance year. For the 2006 performance year, for cash elections, awards were paid in March 2007. For 2006, under the MIP, Mr. Daberko received a total MIP award of $2,136,000, all of which was paid in cash. Mr. Raskind received a total MIP award of $1,210,950, all of which was paid in cash. Mr. Kelly received a total MIP award of $1,162,560, all of was paid in cash. Mr. Frate received a total MIP award of $692,967, of which $500,940 was paid in cash.

With respect to LTIP Awards, the Compensation Committee decides the form of the award payout, which, in prior years, could be in cash, restricted stock, restricted stock units, stock options, deferred cash or any combination of the same. All future awards will be paid in cash. There were no LTIP Awards for the performance period ending December 31, 2007. For the three-year performance period ending December 31, 2006 (the “Performance Period”), the award was based on achieving a performance level between threshold and target. Cash awards for the Performance Period were paid in January 2007. For the Performance Period, Mr. Daberko received a total LTIP Award of $900,000, of which $450,020 was paid in cash. Mr. Raskind received a total LTIP Award of $395,625, of which $197,835 was paid in cash. Mr. Kelly received a total LTIP Award of $381,458, of which $190,761 was paid in cash. Mr. Frate received a total LTIP Award of $248,333, of which $124,175 was paid in cash.

Change in Pension Value and Nonqualified Deferred Compensation Earnings

The change in pension value was calculated based on a discount rate of 6.25% and post-retirement mortality was based on the RP-2000 Combined Healthy Mortality table projected five years. In accordance with National City’s assumptions for the Financial Accounting Standards Board’s standard on employers’ accounting for pensions (FAS 87) valuations, 60% of qualified plan benefits are assumed to be paid as a partial lump sum and 40% are assumed to be paid as a life annuity. Benefits under the Supplemental Executive Retirement Plan and the Supplemental Cash Balance Retirement Plan were assumed to be paid as a lump sum. Lump sums were valued using 5% interest and the mortality table specified in Revenue Ruling 2001-62. Present values were calculated assuming retirement at the earliest unreduced retirement age in the plan as follows: for the qualified retirement plan, the earlier of age 65 or age 62 with 20 years of service for participants who were in the plan as of December 31, 1998 and age 55 with 10 years of service for other participants; for the Supplemental Executive Retirement Plan, the earliest of age 65 or age 62 with 20 years of service or attainment of age plus service equaling 95; and for the Supplemental Cash Balance Retirement Plan, age 55 with 10 years of service.

As noted in footnote (5) to the Summary Compensation Table, no Named Executive Officer received preferential deferred compensation earnings.

All Other Compensation

Footnote (6) to the Summary Compensation Table above provides a comprehensive description of the items and values included in the All Other Compensation column of the Summary Compensation Table.

Grants of Plan-Based Awards

Estimated Future Payouts Under Non-Equity Incentive Plan Awards

The amounts in the Estimated Future Payouts Under Non-Equity Incentive Plan Awards column represent the opportunities awarded to participate in the MIP and pursuant to LTIP Awards for the performance period commencing on January 1, 2007. As set forth above, the awards as granted represent the threshold, target and maximum award opportunities that, under the MIP, can be paid out in cash, restricted stock or restricted stock units at the election of the Named Executive Officer, or by the Compensation Committee in some circumstances, and that, pursuant to LTIP Awards, are payable in cash. As discussed above, with respect to the MIP, the Compensation Committee uses its discretion to reduce the maximum payouts under the MIP to appropriate levels based on performance, and thus establishing threshold and target amounts. To the extent delivered in restricted stock or restricted stock units, the number of shares or units is determined by dividing the value of the award by the closing price of National City Common Stock at January 31 in the year of payment.

Estimated Future Payouts Under Equity Incentive Plan Awards

The amounts in the Estimated Future Payouts Under Equity Incentive Plan Awards column represent the special retention and performance awards granted to Mr. Frate as referenced above.

All Other Stock Awards and All Other Option Awards

The amounts in the All Other Stock Awards and All Other Option Awards columns represent special and annual stock and options award grants to the Named Executive Officers.

The full FAS 123R values for the 2007 grants of stock and option awards are as follows: Mr. Kelly: $416,668 for stock awards and $1,289,250 for option awards pursuant to the annual grant; Mr. Raskind: $1,432,500 for option awards pursuant to the annual grant and $1,606,725 for option awards in connection with his appointment to chief executive officer; Mr. Frate: $148,151 for stock awards and $458,400 for option awards pursuant to the annual grant, 749,462 for restricted stock units pursuant to the special retention grant and $1,107,570 for the expected value under FAS 123R for the restricted stock units awarded pursuant to the special performance grant; Mr Gorney: $148,151 for stock awards and $458,400 for option awards pursuant to the annual grant.

The exercise price of stock options is determined by reference to the closing price on the date of grant.

The following table sets forth the outstanding equity awards of the Named Executive Officers at the fiscal year ended December 31, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards						Stock Awards
												Equity
										Equity		Incentive
										Incentive		Plan
										Plan		Awards:
				Equity						Awards:		Market or
				Incentive					Market	Number of		Payout
				Plan Awards:			Number		Value of	Unearned		Value of
	Number of	Number of		Number of			of Shares		Shares or	Shares,		Unearned
	Securities	Securities		Securities			or Units		Units of	Units or		Shares,
	Underlying	Underlying		Underlying			of Stock		Stock	Other		Units or
	Unexercised	Unexercised		Unexercised	Option		That		That	Rights		Other Rights
	Options	Options		Unearned	Exercise	Option	Have Not		Have Not	That Have		That Have
	(#)	(#)		Options	Price	Expiration	Vested		Vested	Not Vested		Not Vested
Name	Exercisable	Unexercisable(1)		(#)	($)	Date	(#)(2)		($)	(#)(2)		($)

D.A. Daberko	300,000				33.94	7/28/08

	291,414				27.88	8/10/09

	150,000				17.81	6/20/10

	296,776				31.00	7/24/11

	321,362				27.48	7/23/12

	350,000				33.83	7/29/13

	51,370				33.17	6/20/10

	350,000				35.80	7/26/14

	47,635				37.79	6/20/10

	22,578				39.40	6/20/10

	200,000				36.03	8/31/15

	67,941				34.96	6/20/10

	225,000				36.61	11/29/16

P.E. Raskind	60,000				31.00	7/24/11	98,623	(a)	1,623,335	62,500	(b)	1,028,750

	28,303				27.30	10/23/10

	35,424				30.84	10/23/10

	49,747				27.32	10/23/10

	39,873				33.31	10/23/10

	70,000				33.83	7/29/13

	22,213				33.68	7/23/12

	4,447				35.85	7/23/12

	75,000	25,000	(a)		35.80	7/26/14

	28,398				36.23	7/23/12

	17,500	17,500	(b)		36.03	8/31/15

	21,874	65,626	(c)		36.61	11/29/16

		375,000	(d)		31.59	7/22/11

		375,000	(e)		20.37	11/19/17

	Option Awards						Stock Awards
												Equity
										Equity		Incentive
										Incentive		Plan
										Plan		Awards:
				Equity						Awards:		Market or
				Incentive					Market	Number of		Payout
				Plan Awards:			Number		Value of	Unearned		Value of
	Number of	Number of		Number of			of Shares		Shares or	Shares,		Unearned
	Securities	Securities		Securities			or Units		Units of	Units or		Shares,
	Underlying	Underlying		Underlying			of Stock		Stock	Other		Units or
	Unexercised	Unexercised		Unexercised	Option		That		That	Rights		Other Rights
	Options	Options		Unearned	Exercise	Option	Have Not		Have Not	That Have		That Have
	(#)	(#)		Options	Price	Expiration	Vested		Vested	Not Vested		Not Vested
Name	Exercisable	Unexercisable(1)		(#)	($)	Date	(#)(2)		($)	(#)(2)		($)

J.D. Kelly	34,631				30.15	6/20/10	128,939	(c)	2,122,336	62,500	(d)	1,028,750

	35,089				29.12	6/20/10

	70,000				33.83	7/29/13

	75,000	25,000	(f)		35.80	7/26/14

	48,902				37.35	7/23/12

	2,677				37.35	6/20/10

	2,676				37.35	8/10/09

	27,673				39.25	8/10/09

	22,675				33.79	7/24/11

	10,728				33.79	8/10/09

	17,500	17,500	(g)		36.03	8/31/15

	10,937	32,813	(h)		36.61	11/29/16

	46,156				38.13	7/28/08

	31,476				38.13	7/24/11

		337,500	(i)		20.37	11/19/17

D.J. Frate	400,000				33.55	12/1/13	52,655	(e)	866,701	39,280	(f)	646,549

	37,500	12,500	(j)		35.80	7/26/14

	17,500	17,500	(k)		34.76	12/15/15

	4,999	15,001	(l)		36.61	11/29/16

		120,000	(m)		20.37	11/19/17

J.L. Gorney	50,000				33.94	7/28/08	60,723	(g)	999,501

	34,782				29.90	6/20/10

	65,000				31.00	7/24/11

	35,919				32.93	6/20/10

	70,000				33.83	7/29/13

	41,817				33.09	8/10/09

	28,651				33.09	7/23/12

	52,500	17,500	(n)		35.80	7/26/14

	26,421				37.53	7/23/12

	10,000	10,000	(o)		36.03	8/31/15

	4,999	15,001	(p)		36.61	11/29/16

		120,000	(q)		20.37	11/19/17

	Option Awards					Stock Awards
										Equity
									Equity	Incentive
									Incentive	Plan
									Plan	Awards:
			Equity						Awards:	Market or
			Incentive					Market	Number of	Payout
			Plan Awards:			Number		Value of	Unearned	Value of
	Number of	Number of	Number of			of Shares		Shares or	Shares,	Unearned
	Securities	Securities	Securities			or Units		Units of	Units or	Shares,
	Underlying	Underlying	Underlying			of Stock		Stock	Other	Units or
	Unexercised	Unexercised	Unexercised	Option		That		That	Rights	Other Rights
	Options	Options	Unearned	Exercise	Option	Have Not		Have Not	That Have	That Have
	(#)	(#)	Options	Price	Expiration	Vested		Vested	Not Vested	Not Vested
Name	Exercisable	Unexercisable(1)	(#)	($)	Date	(#)(2)		($)	(#)(2)	($)

J.R. Bell	2,944			33.94	7/28/08	29,230(h	)	481,126

	3,036			32.93	6/20/10

	2,905			34.40	8/10/09

	31,476			33.83	7/29/13

	24,826			33.44	7/23/12

	65,000			35.80	7/26/14

	53,713			36.59	7/24/11

	26,226			36.59	7/23/12

	22,500			36.03	8/31/15

	44,421			37.65	7/28/08

	26,880			37.65	7/29/13

	25,000			36.61	11/29/16

T.M. Parker						37,214(i	)	612,542

(1) Options vesting schedule:

(a) 25,000 on 7/26/08

(b) 8,750 on 8/31/08 and 8,750 on 8/31/09

(c) 21,876 on 11/29/08, 21,874 on 11/29/09 and 21,876 on 11/29/10

(d) 93,750 on 7/22/08, 93,750 on 7/22/09, 93,750 on 7/22/10 and 93,750 on 7/22/11

(e) 93,750 on 11/19/08, 93,750 on 11/19/09, 93,750 on 11/19/10 and 93,750 on 11/19/11

(f) 25,000 on 7/26/08

(g) 8,750 on 8/31/08 and 8,750 on 8/31/09

(h) 10,938 on 11/29/08, 10,937 on 11/29/09 and 10,938 on 11/29/10

(i) 84,375 on 11/19/08, 84,375 on 11/19/09, 84,375 on 11/19/10 and 84,375 on 11/19/11

(j) 12,500 on 7/26/08

(k) 8,750 on 12/15/08 and 8,750 on 12/15/09

(l) 5,001 on 11/29/08, 4,999 on 11/29/09 and 5,001 on 11/29/10

(m) 30,000 on 11/19/08, 30,000 on 11/19/09, 30,000 on 11/19/10 and 30,000 on 11/19/11

(n) 17,500 on 7/26/08

(o) 5,000 on 8/31/08 and 5,000 on 8/31/09

(p) 5,001 on 11/29/08, 4,999 on 11/29/09 and 5,001 on 11/29/10

(q) 30,000 on 11/19/08, 30,000 on 11/19/09, 30,000 on 11/19/10 and 30,000 on 11/19/11

(2) Restricted stock vesting schedule:

(a)	16,213 on 4/22/08, 9,545 on 8/31/08, 14,000 on 10/23/08, 5,410 on 1/15/09, 9,546 on 8/31/09, 14,000 on 10/ 23/ 09, 7,954 on 11/29/09, 14,000 on 10/23/10 and 7,955 on 11/29/10

(b)	62,500 on 10/23/10

(c)	16,213 on 4/22/08, 9,545 on 8/31/08, 14,000 on 10/23/08, 5,216 on 1/15/09, 9,546 on 8/31/09, 14,000 on 10/ 23/ 09, 11,932 on 11/29/09, 14,000 on 10/23/10, 10,227 on 11/19/10, 11,932 on 11/29/10, 10,228 on 11/19/11 and 2,100 on 8/13/18

(d)	62,500 on 10/23/10

(e)	6,547 on 2/26/08, 5,073 on 3/1/08, 3,182 on 12/15/08, 3,396 on 1/15/09, 6,546 on 2/26/09, 5,454 on 11/29/09, 3,182 on 12/15/09, 6,547 on 2/26/10, 3,636 on 11/19/10, 5,455 on 11/29/10 and 3,637 on 11/19/11

(f) 39,280 on 2/26/11

(g)	4,555 on 3/1/08, 16,213 on 4/22/08, 5,454 on 8/31/08, 4,464 on 1/15/09, 5,455 on 8/31/09, 5,454 on 11/29/09, 3,636 on 11/19/10, 5,455 on 11/29/10, 3,637 on 11/19/11 and 6,400 on 11/17/15

(h)	12,160 on 4/22/08, 3,434 on 1/15/09, 6,818 on 11/29/09 and 6,818 on 11/29/10

(i)	12,160 on 4/22/08, 3,750 on 8/31/08, 11,250 on 12/20/08, 2,554 on 1/15/09, 3,750 on 8/31/09 and 3,750 on 12/ 20/ 09

The following table sets forth the exercise of stock options, lapse of restrictions on restricted stock and vesting of restricted stock units of the Named Executive Officers during the fiscal year ended December 31, 2007.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
D.A. Daberko	256,862	2,274,873	163,454	(1)	3,197,598	(1)
P.E. Raskind	0	0	0		0
J.D. Kelly	129,288	530,095	0		0
D.J. Frate	0	0	18,750		311,625
J.L. Gorney	0	0	0		0
J.R. Bell	153,919	763,894	6,137		165,147
T.M. Parker	124,065	629,464	0		0

(1)	Of the 163,454 shares vested upon retirement, receipt of 51,096 shares, with a value of $844,617, will be deferred until July of 2008 due to requirements under 409A of the Internal Revenue Code.

The following table sets forth the estimated retirement benefits under defined benefit and supplemental executive retirement plans for the Named Executive Officers as of the fiscal year ended December 31, 2007.

PENSION BENEFITS

		Number of Years		Present Value of	Payments During
	Plan	Credited		Accumulated	Last Fiscal
Name	Name	Service (#)		Benefit ($)(2)	Year ($)
D.A. Daberko	Qualified Plan	39.5833		1,305,511	0
	SERP	39.5833		20,566,271	20,566,271
P.E. Raskind	Qualified Plan	7.4167		79,577	0
	SERP	7.0000	(1)	1,676,736	0
J.D. Kelly	Qualified Plan	28.2500		442,168	0
	SERP	28.2500		2,824,296	0
D.J. Frate	Qualified Plan	4.0833		38,648	0
	Suppl. CB Plan	4.0833		141,663	0
J.L. Gorney	Qualified Plan	34.5833		640,426	0
	SERP	34.5833		4,859,203	0
J.R. Bell	Qualified Plan	25.4167		320,673	0
	SERP	25.4167		0	0
T.M. Parker	Qualified Plan	20.9167		152,217	0
	SERP	20.9167		0	0

(1)	The number of years of service credited to Mr. Raskind for the Qualified Plan is based on his start date with National City, and the number of years of service credited to him for the SERP is based on his date of entry into the SERP, which was January 1, 2001. Mr. Raskind derived no benefit from having the credited years differ from his actual years of service.

(2)	Mr. Bell will receive a lump sum payment of $2,400,284 on July 1, 2008 as an early retirement benefit under the SERP as part of his release agreement. The present value of the accumulated benefit at year-end forfeited upon termination was $2,107,774. Mr. Parker forfeited all rights to any payments under the SERP. The present value of the accumulated benefit at year-end forfeited upon termination was $111,528.

The National City Non-Contributory Retirement Plan (the “Qualified Plan”) is a qualified, non-contributory defined benefit plan, and the pension trust is tax exempt under the Internal Revenue Code. The Qualified Plan presently covers regular employees of National City and subsidiaries who were hired prior to April 1, 2006. Effective April 1, 2006 the Qualified Plan was closed to new participants. Under the Qualified Plan’s cash balance formula, participants receive monthly pay credits to their cash balance accounts. The pay credits are equal to a percentage (between 3% and 8%) of the participant’s earnings, depending upon the participant’s age and years of service. Under the cash balance formula, a participant’s earnings are defined to mean generally all non-deferred compensation paid to such participant including overtime and commissions. Participants also receive monthly interest credits to their cash balance accounts. The rate at which interest is credited is based upon the annual yield of a 30-year U.S. Treasury security for September of the preceding year. Generally, upon reaching the normal retirement age of 65, with five or more years of vesting service, a participant in the Qualified Plan is entitled to receive, monthly for life, a basic benefit (less certain deductions specified in the Qualified Plan). This basic benefit is determined by converting the participant’s cash balance account to an equivalent monthly annuity amount. A participant may retire at any time after age 55 with ten or more years of vesting service. The early retirement benefit is calculated in the same manner as the retirement benefit and is based upon the value of the participant’s cash balance account at the date such early retirement benefit commences. Certain participants who were participants in the Qualified Plan prior to

January 1, 1999, or who were participants in another retirement plan which was merged into the Qualified Plan, may be entitled to certain additional or transitional benefits as specified in the Qualified Plan. The Internal Revenue Code places limits on the amount of annual benefits which may be paid to any participant by the pension trust of the Qualified Plan.

National City also maintains a Supplemental Executive Retirement Plan (“SERP”) to supplement the pension payments under the Qualified Plan for certain senior officers of National City and its subsidiaries who may be designated from time to time by the Compensation Committee. The SERP’s purpose is to augment an individual’s retirement income. Under the SERP formula in effect prior to July 1, 2002, upon reaching normal retirement age of 65, each participant in the SERP was entitled to receive monthly for life a basic benefit (less certain deductions specified in the plan) based upon the sum of (i) the average of the participant’s highest 60 consecutive months of base salary earned during the last 120 months of active employment plus (ii) the average of the participant’s five highest awards received under the MIP during the last ten years of active employment preceding retirement (together “Final Average Earnings”), without regard to the limits on compensation or annual benefits payable under the Internal Revenue Code. The annual basic benefit was equal to the sum of (x) 1 1/4% times the employee’s Final Average Earnings not in excess of “covered compensation,” plus (y) 1 3/4% times the employee’s Final Average Earnings in excess of “covered compensation,” and such sum multiplied by the number of years of benefit service, but not more than 35 years. “Covered compensation,” which is computed pursuant to government regulations, generally is based upon the average of the wage base covered by social security during an employee’s assumed 35-year work experience.

The SERP was amended and restated effective July 1, 2002 to be substantially similar to the Qualified Plan as to the formula for calculating pay credits and interest credits thereunder, but without regard to the limits on compensation or annual benefits payable under the Internal Revenue Code. A minimum benefit is established under the SERP for participants who were in the SERP immediately preceding July 1, 2002 (“Prior Plan”). The minimum benefit equals the benefit under the Prior Plan, provided, however, that for purposes of calculating the minimum benefit, Final Average Earnings shall be capped at an amount equal to the sum of the participant’s base salary for 2001 plus his or her award under the MIP payable in 2002. Participants who were in the Prior Plan, but had not attained age 55 as of July 1, 2002, are eligible for transitional pay credits equal to 9%. These credits are in lieu of any transitional pay credits otherwise applicable under the Qualified Plan.

Participants in the Prior Plan were credited with an opening account balance. The opening account balance was based on the participant’s accrued benefit under the Prior Plan as of July 1, 2002, calculated using the vesting service as of July 1, 2002 (or projected to age 55, if greater) and a benefit commencement age of 62 (or current age, if greater). SERP benefits are reduced by amounts payable under the Qualified Plan plus amounts payable under any corporate program which is deemed to be another offset program to the SERP, as determined by the Compensation Committee. Participants in the Prior Plan will receive the greater of the cash balance benefit or the minimum benefit defined by the SERP. Vesting occurs at age 55 and benefits are payable upon retirement or death. The SERP also provides supplemental disability benefits. The annual supplemental disability benefit is equal to 60% of the participant’s base salary at the time of the disability less designated offsets. In the event of a change in control of National City, the SERP provides for the vesting of all accrued benefits. Benefits under the SERP are paid from general revenues of National City and have no effect on the existing pension trust fund.

National City adopted a Supplemental Cash Balance Retirement Plan (“Supplemental Cash Balance Plan”) for those key officers of National City or its affiliates who may be designated from time to time by the Compensation Committee. The Supplemental Cash Balance Plan is to supplement the Qualified Plan with respect to an individual’s earnings which, by reason of the annual maximum limit on compensation or the limit of annual benefits payable under the Internal Revenue Code, would not be recognized under the Qualified Plan. The Supplemental Cash Balance Plan is substantially similar to the Qualified Plan as to the formula for calculating pay credits and interest credits thereunder. Executive officers who are eligible to participate in the Supplemental Cash Balance Plan are provided supplemental disability benefits under the National City Executive Long-Term Disability Plan, which provides supplemental salary payments during each month that the executive is unable to work as a result of accident, illness or other disability. In the event of a change in control of National City, the Supplemental Cash Balance Plan provides for the vesting of all accrued benefits. Benefits under the Supplemental Cash Balance Plan are paid from the general revenues of National City and have no effect on the existing pension trust fund. Such benefits are subject to certain provisions for forfeiture as set forth in the Supplemental Cash Balance Plan. Individuals may not participate in both the Supplemental Cash Balance Plan and the SERP. Currently, Mr. Frate is the only Named Executive Officer who participates in the Supplemental Cash Balance Plan.

The present value of the current accrued benefit was calculated based on a discount rate of 6% and post-retirement mortality was based on the RP-2000 Combined Healthy Mortality table projected five years. In accordance with National City’s assumptions for the Financial Accounting Standards Board’s standard on employers’ accounting for pensions (FAS 87) valuations, 60% of qualified plan benefits are assumed to be paid as a partial lump sum and 40% are assumed to be paid as a life annuity. Benefits under the SERP and the Supplemental Cash Balance Plan were assumed to be paid as a lump sum. Lump sums were valued using 4.75% interest and the mortality table specified in Revenue Ruling 2001-62. Present values were calculated assuming retirement at the earliest unreduced retirement age in the plan as follows: for the qualified retirement plan, the earlier of age 65 or age 62 with 20 years of service for participants who were in the plan as of December 31, 1998 and age 55 with 10 years of service for other participants; for the SERP, the earliest of age 65 or age 62 with 20 years of service or attainment of age plus service equaling 95; and for the Supplemental Cash Balance Plan, age 55 with 10 years of service. Reference is made to related disclosure included in National City’s 2007 Annual Report, delivered with this Proxy Statement and filed with the Securities and Exchange Commission on February 13, 2008, in the following section of the Notes to Consolidated Financial Statements: Note 24 — Pension and Other Postretirement Benefit Plan, Defined Benefit Plans, pages 119-123.

The following table sets forth contributions, earnings and balances under nonqualified defined contribution and other nonqualified deferred compensation plans for the Named Executive Officers during the fiscal year ended December 31, 2007.

NONQUALIFIED DEFERRED COMPENSATION

					Aggregate
	Executive	National City	Aggregate		Balance
	Contributions	Contributions	Earnings	Aggregate	at Last
	in Last	in Last	in Last	Withdrawals/	Fiscal
	Fiscal Year	Fiscal Year	Fiscal Year	Distributions	Year-End
Name	($)(1)	($)	($)(2)	($)	($)(3)
D.A. Daberko	0	0	271,467	0	6,201,762
P.E. Raskind	0	0	14,503	0	290,090
J.D. Kelly	0	0	58,900	0	3,230,685
D.J. Frate	0	0	143,073	0	2,138,849
J.L. Gorney	0	0	272,799	0	4,438,138
J.R. Bell	0	0	384,638	0	6,173,993
T.M. Parker	0	0	26,592	0	503,191

(1)	No Named Executive Officer deferred salary in 2007.

(2)	As explained in footnote (5) to the Summary Compensation Table, there are no preferential nonqualified deferred compensation earnings reported in the Summary Compensation Table for any Named Executive Officer.

(3)	Amounts previously reported as compensation to the Named Executive Officers in the Summary Compensation Table for a previous year are as follows: Mr. Daberko — $1,587,625; Mr. Raskind — $142,722; Mr. Kelly — $421,703; Mr. Frate — $0; Mr. Gorney — $867,811; and Mr. Bell — $0. Mr. Parker was not

a Named Executive Officer in a prior year. The amount for Mr. Daberko is for the years 1995 and forward, as deferral information prior to 1995 is unavailable.

Current deferrals are credited under the 2004 Deferred Compensation Plan. Earnings in 2007 may be from participation in the Executive Savings Plan, Deferred Compensation Plan and/or the 2004 Deferred Compensation Plan. The Named Executive Officers may defer up to 50% of base salary and up to 90% of incentive pay and may also be awarded non-elective deferred compensation. Plan earnings are based upon index funds representing broad asset categories and National City Common Stock. Deferred compensation receives earning credits based on the performance of specific funds from which the Named Executive Officers may select. These funds include the Allegiant Money Market Fund, Allegiant S&P 500 Index Fund, Vanguard Total Bond Market Index Fund, Vanguard Small Cap Index Fund and Vanguard European Stock Index Fund. Deferred compensation may also be credited to the National City Common Stock fund. Dividends equivalents paid on the stock are paid at the same rate and frequency as for all stockholders of National City. All deferrals and earnings thereon are fully vested at all times, unless a specific award states otherwise. Participants may change their investment options during times approved by the plan administrator. Distributions generally commence in January of the year following termination. Following retirement, distributions may be made annually for a period not exceeding ten years.

The value of benefits paid or furnished by National City in 2007 to the Named Executive Officers, other than those included in the preceding tables, are less than the amounts required to be disclosed pursuant to the Exchange Act.

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

Agreements Not to Compete. Mr. Daberko entered into an agreement not to compete with National City and has agreed not to compete with National City for a period of eighteen months following the termination of employment. As compensation for the non-compete agreement, Mr. Daberko will be paid at the end of his non-compete period a sum equal to 50% of his highest total compensation earned during any of the last five full calendar years employed by National City. Total compensation includes base salary, the total award earned pursuant to the MIP and any amounts awarded for a plan cycle ending in such calendar year pursuant to LTIP Awards. The value of the non-compete is estimated at $2,080,000 for Mr. Daberko. This estimate is based on the following assumptions: (i) base salary is based on actual payments made in a given year, (ii) the total MIP award does not include a restricted stock premium, (iii) the MIP payout for the 2006 performance year was used and (iv) the LTIP Award is for the performance period ending in the specific year used for compensation.

Severance and Employment Agreements. National City recognizes that, as is the case at most companies, the possibility of a change in control exists. Accordingly, National City desires to assure itself of both present and future continuity of management and wishes to ensure that its senior executive officers and other key employees (“Executives”) continue to remain in the employ of National City by entering into severance pay agreements with certain Executives of National City, including each Named Executive Officer. The severance agreements were entered into upon the recommendation of the Compensation Committee and the form of the agreement was approved by the board of directors. The agreements become immediately operative upon a change in control. Messrs. Raskind, Kelly, Frate and Gorney are parties to these agreements.

The severance agreements have been in place for a number of years. The factors that influenced the Compensation Committee’s decision to enter into such agreements include the nature of the financial services industry and the active consolidation, the need to attract and retain key talent and the need to ensure continuity of management in the event of an actual or threatened change in control. In considering the value of these severance agreements, the Compensation Committee considers an employee’s level within the organization and considers constraints of employment laws that prevent structuring the severance agreements on the basis of age or other potentially discriminatory factors. The severance agreements are not individually negotiated.

The severance agreements provide that upon involuntary termination of employment with National City, a subsidiary or a successor to National City within three years following a change in control, unless the termination is because of death, permanent disability or cause, the Executive will be entitled to severance compensation. The severance agreements also provide that following a change in control, the Executive may terminate his own employment under certain circumstances with National City or a subsidiary with the right to severance compensation during the period commencing with the occurrence of the change in control and continuing until the earliest of the third anniversary of the occurrence of the change in control or death and upon the occurrence of one or more certain additional events. For certain Executives, including the Named Executive Officers, the severance agreements also provide that in the event of a change in control, the Executive may terminate his employment with National City or any subsidiary for any reason during the 30-day period immediately following the first anniversary of the first occurrence of a change in control without cause with a right to severance compensation.

For the Active Named Executive Officers, the severance compensation will be a lump-sum payment in an amount equal to three times the sum of (i) base salary at the highest rate in effect for any period prior to the termination date plus (ii) incentive pay in an amount equal to not less than the highest aggregate annual bonus, incentive or other payments of cash compensation made or to be made in regard to services rendered in any calendar year during the three calendar years immediately preceding the year in which the change in control occurs. The severance agreements also provide cash in lieu of welfare plan and retirement plan coverage. National City has agreed to bear the expense of any and all legal fees incurred by any Executive associated with the interpretation, enforcement or defense of his rights under the severance agreements. The severance agreements provide a gross-up for excise tax, if any, under Section 4999 of the Internal Revenue Code, provided that the excess parachute payments exceed a multiple of three times the executive’s average W-2 earnings over the preceding five-year period by at least 10%. Otherwise the severance payment will be cut back by up to 20% of the benefit provided under the agreement. If, after the cut back is applied, an excise tax is still due, a gross-up will be provided.

Excise taxes which become due as a result of excess parachute payments under Section 4999 of the Internal Revenue Code are based upon the Executive’s taxable income over the five-year period preceding the date of the change in control. As such, the rules tend to favor Executives that exercise stock options immediately over those that wait and Executives that elect immediate taxation of income over those that elect tax deferrals. These personal decisions with respect to an Executive’s personal tax and financial planning situation should not influence the net severance benefits available following a change in control. For this reason, National City has elected to provide a gross-up to pay the excise tax on an after tax basis for its executives with severance agreements.

Change in Control. The following plans and arrangements contain provisions for change in control:

•	Stock Option Awards — Vesting is accelerated to the date of a change in control and the options granted prior to 2007 remain exercisable for their full remaining term. Options granted in 2007 and beyond remain exercisable for one year.

•	Restricted Stock/Unit Awards — Vesting is accelerated to the date of a change in control.

•	Management Incentive Plan — An award equal to the greater of target for the current year or the average of the prior two years’ actual awards is paid to all participants within five days of the effective date of the change in control.

•	Plan Cycle Awards under the Long-Term Cash and Equity Incentive Plan — The target award pro-rated for the number of months completed in the cycle is paid within five days of the effective date of the change in control.

•	Non-elective deferrals into Deferred Compensation Plan — Vesting is accelerated to the date of a change in control.

•	Split Dollar Life Insurance — National City may not alter or terminate the program.

•	SERP/Supplemental Cash Balance Plan — Vesting is accelerated to the date of a change in control.

•	Severance Agreement — Provides for termination benefits based upon a multiple of three times base and bonus as described above. In addition, severance agreements provide a gross-up for excise taxes under Section 4999 of the Internal Revenue Code if the excess parachute payments exceed the threshold as discussed above.

For the Named Executive Officers with change in control agreements, estimated payments, together with the cash flow impact and tax liability, for these items is detailed in the table below. Calculations are based on National City’s 2007 year end closing stock price of $16.46. The price is for illustration purposes only and is not intended to forecast a price at which a transaction would occur. Excise tax and gross-up values are calculated in accordance with Section 280G of the Internal Revenue Code and the regulations promulgated thereunder.

Payment / Value	P. E. Raskind	J. D. Kelly	D. J. Frate	J. L. Gorney
MIP Payment (1)	1,200,000	1,050,000	599,165	495,036
LTIP Award Payment (1)	1,670,139	1,501,563	891,389	1,138,194
Severance Benefits	9,066,056	8,456,468	5,239,850	5,258,207
Restricted Stock / Units (1)	2,446,335	2,945,336	1,189,976	999,501
Excise Tax	2,750,000	2,798,709	1,353,653	1,044,391
Gross-Up	5,209,479	5,301,752	2,564,301	1,978,448
Total Payments	22,342,009	22,053,828	11,838,335	10,913,777

Total Cash	19,895,675	19,108,492	10,648,359	9,914,276
Total Stock	2,446,335	2,945,336	1,189,976	999,501
Less:
Excise Tax	4,341,896	4,418,802	2,137,244	1,648,959
Federal Income Tax	7,819,703	7,718,840	4,143,417	3,819,822
State Income Tax	1,563,941	1,543,768	828,683	763,964
City Income Tax	480,375	497,562	239,600	218,276
FICA	348,272	360,733	173,710	158,250
Total Tax	14,554,186	14,539,705	7,522,655	6,609,270

Remaining Cash (from above)	5,341,488	4,568,787	3,125,704	3,305,006
Remaining Stock (from above)	2,446,335	2,945,336	1,189,976	999,501
Stock Option Spread	—	—	—	—
SERP After Tax Present Value (2)	1,006,042	1,694,578	84,998	—
Total After Tax Value	8,793,864	9,208,701	4,400,678	4,304,506

(1)	The MIP, LTIP Award, and Restricted Stock/Unit values are not conditioned on termination of employment.

(2)	After tax values determined by multiplying present value by (1 - the tax rate). The tax rate is assumed to be 40%. Mr. Gorney’s SERP value is excluded as it is currently fully vested.

Other Termination Scenarios. The Named Executive Officers are also entitled to certain benefits upon death or long-term disability (as defined in our long term disability plan). These benefits include the vesting of restricted stock and stock options and the payment of pro-rated incentive awards based upon actual performance. As noted earlier, Messrs. Kelly and Gorney also participate in the split dollar program. As such, the death benefits under those policies would be received by their beneficiaries upon their death.

Savings Plan. The National City Savings and Investment Plan is a tax qualified profit-sharing plan with a cash or deferred arrangement within the meaning of Section 401(k) of the Internal Revenue Code. Under the 401(k) plan all eligible employees may make before-tax contributions from their compensation to the 401(k) plan trust for their accounts. Subject to limits established under the Internal Revenue Code, contributions may be directed in any whole percentage between 1% and 20% of the employee’s base salary and certain variable pay including overtime pay, bonuses, commissions, incentive compensation and other forms of special compensation paid in cash. Participants who have completed one year of continuous service shall also be eligible to receive matching employer contributions on the basis of their before-tax contributions made after that date. Currently, matching employer contributions are made in an amount equal to 115% of the first 6% of such an employee’s salary contributed as a before-tax contribution. Amounts contributed to the 401(k) plan may be invested in certain investment choices. The portion of the 401(k) plan invested in the National City Common Stock investment fund constitutes an Employee Stock Ownership Plan within the meaning of Section 4975(e)(7) of the Internal Revenue Code. Before-tax contributions and matching employer contributions are fully vested at all times.

2004 Deferred Compensation Plan. In December of 2004, National City adopted the 2004 Deferred Compensation Plan, a plan through which base salary, variable pay and amounts awarded under certain other executive compensation programs may be deferred. The terms of the 2004 Deferred Compensation Plan also permit National City to grant amounts of non-elective deferred compensation. Participants in the 2004 Deferred Compensation Plan are limited to those key officers of National City and its subsidiaries who may be designated from time to time by the Compensation Committee. The Compensation Committee may delegate the responsibility of designating employees to management. Amounts deferred pursuant to the terms of the 2004 Deferred Compensation Plan are credited to accounts and receive earning credits based on funds, as elected by the participant, established under the 2004 Deferred Compensation Plan or in Common Stock, as referenced above in the narrative discussion to the Nonqualified Deferred Compensation table. Such amounts and any gains or losses represent unfunded general obligations of National City. Directors of National City or its subsidiaries who are not also employees of National City or its subsidiaries are not eligible to participate in the 2004 Deferred Compensation Plan. Deferrals made after January 1, 2005 are made pursuant to the 2004 Deferred Compensation Plan. All prior deferrals were made pursuant to the Executive Savings Plan and the Deferred Compensation Plan. These plans provided key officers with a deferral opportunity with respect to base salary, variable pay and executive compensation awards.

Grantor Trust. A trust has been established to hold assets in the case of a change in control for the payment of benefits for unfunded deferred compensation for executives under the MIP, the Long-Term Cash and Equity Incentive Plan, the Supplemental Cash Balance Plan, the Executive Savings Plan and certain life insurance agreements.

COMPENSATION AND ORGANIZATION COMMITTEE REPORT

The Compensation and Organization Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on the review and discussions, the Compensation and Organization Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into National City’s 2007 Annual Report on Form 10-K.

Paul A. Ormond, Chairman
Christopher M. Connor
Bernadine P. Healy, M.D.
Gerald L. Shaheen

February 25, 2008

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees National City’s financial reporting process on behalf of the board of directors. Management has primary responsibility for the financial statements, reporting processes and system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements included in National City’s Annual Report on Form 10-K with management, which included a discussion of the selection of appropriate accounting principles, reasonableness of significant judgments and clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the fair presentation of National City’s audited financial statements in accordance with generally accepted accounting principles, its judgment as to National City’s selection of appropriate accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent registered public accounting firm the firm’s independence from management and National City, including the matters contained in the firm’s written report required by the Independence Standards Board, and considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.

The Audit Committee discussed with National City’s internal auditor and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditor and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of National City’s internal controls and the overall quality of National City’s financial reporting.

The Audit Committee has recommended to the board of directors that the audited financial statements be included in National City’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

James S. Broadhurst, Chairman
Jon E. Barfield
Michael B. McCallister
Jerry Sue Thornton
Morry Weiss

February 6, 2008

Independent Public Accountants

Audit Fees

The aggregate fees billed by Ernst & Young LLP for the annual audit of National City’s consolidated financial statements for the fiscal years ended December 31, 2006 and 2007, the reviews of the quarterly reports on Form 10-Q for the same fiscal years and statutory and regulatory filings were $6.2 million for 2006 and $6.7 million for 2007.

Audit-Related Fees

The aggregate fees billed by Ernst & Young LLP for audit-related services for the fiscal years ended December 31, 2006 and 2007 were $1.0 million for 2006 and $1.2 million for 2007. Audit-related fees are comprised primarily of audits of benefit plans and various third-party reports.

Tax Fees

The aggregate fees billed by Ernst & Young LLP for tax related services for the fiscal years ended December 31, 2006 and 2007 were $0.5 million for 2006 and $0.5 million for 2007. Tax related services are comprised primarily of tax compliance services and assistance with tax audits and appeals.

All Other Fees

There were no fees billed by Ernst & Young LLP for other services not described above for the fiscal years ended December 31, 2006 and 2007.

The Audit Committee’s pre-approval policies and procedures are described in the National City Corporation Corporate Audit Committee Procedures Regarding Audit and Non-Audit Services Provided by the Independent Registered Public Accounting Firm attached to this Proxy Statement as Exhibit A. In 2007, all of the services described above were pre-approved by the Audit Committee.

Transactions with Related Persons

Transactions with Related Persons

Certain of National City’s directors, director nominees and executive officers, and their immediate family members and certain business affiliates, as defined by the Securities and Exchange Commission, have engaged in lending and other ordinary banking transactions, both personal and corporate, with National City and its subsidiaries during 2007 and to date during 2008. Similar additional transactions are expected to take place in the ordinary course of business in the future. All of these transactions were made in the ordinary course of business, on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable loans with persons not related to National City’s directors, director nominees and executive officers and do not involve more than the normal risk of collectibility or present other unfavorable features.

Review, Approval or Ratification of Transactions with Related Persons

The board of directors of National City recognizes that transactions with related persons present a heightened potential for conflict of interest, or the perception of a conflict, and therefore has adopted a policy for the review, approval or ratification of transactions with executive officers, directors and other related persons, as defined by the Securities and Exchange Commission. The transactions subject to this policy include any transaction, arrangement or relationship, including any series of similar transactions, arrangements or relationships, with National City in which any director, executive officer or other related person has a direct or indirect material interest, except certain transactions that fall within permitted exceptions and do not affect director independence.

Each executive officer, director and other related person is required to promptly notify National City’s General Counsel of any transaction that is within the scope of the policy. For transactions that are determined to be within the scope of the policy and for which disclosure is required, certain procedures apply. For all transactions, including indebtedness, made within the ordinary course of National City’s business, the General Counsel shall provide the Nominating and Board of Directors Governance Committee (the “Committee”) all related person transactions disclosures required to be made in the proxy statement prior to the proxy statement being filed with the Securities and Exchange Commission. For all transactions not made in the ordinary course of National City’s business, the General Counsel may (i) disallow the transaction if it is not in the best interest of National City, (ii) recommend that the Committee review the transaction in advance or (iii) allow the transaction, subject to ratification by the Committee, but only if the interests of National City will be best served by allowing the transaction to proceed. For all transactions that could affect a director’s independence status under the Securities and Exchange Commission and the New York Stock Exchange, the General Counsel shall recommend that the Committee review the transaction in advance. Any transaction that occurs prior to the Committee’s review may be ratified by the Committee in accordance with the guidelines set forth below. The Committee may, in its discretion, present to the board of directors a summary of its review of any related person transactions brought to the Committee by the General Counsel.

At each regularly scheduled Committee meeting, the General Counsel shall report each known transaction to be considered by the Committee in accordance with the procedures above, including the aggregate value of each transaction and any other relevant information. After its review, the Committee shall approve, ratify or disallow each such transaction, except, in the case where proposed disclosures for the proxy statement are being presented, the Committee shall approve or modify such disclosures. At each subsequently scheduled meeting, the General Counsel shall update the Committee as to any material change to any previously approved transactions or any new proposed transactions for the Committee’s review. Factors to be considered by the General Counsel and the Committee, as applicable, shall include, if applicable, whether the transaction is in conformity with National City’s Code of Ethics, whether the transaction is in the best interests of National City, whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party, the direct or indirect materiality of the interest, considering the relationship of the parties and amount involved, the significance of information to investors in light of all circumstances and the importance of the interest to the person having the interest and whether the transaction could call into question the status of any director or director nominee as an independent director under the rules of the New York Stock Exchange.

Stockholder Proposals

Under the Securities and Exchange Commission rules, holders of Common Stock who wish to make a proposal to be included in National City’s Proxy Statement and proxy for National City’s 2009 Annual Meeting of Stockholders must cause such proposal to be received by National City at its principal office not later than November 7, 2008. Each proposal submitted should be accompanied by the name and address of the stockholder submitting the proposal, the number of shares of Common Stock owned and the dates those shares were acquired by the stockholder. If the proponent is not a stockholder of record, proof of beneficial ownership should also be submitted. The proponent should also state his or her intention to continue to hold the securities through the date of the 2009 Annual Meeting of Stockholders and appear at National City’s 2009 Annual Meeting, either in person or by representative, to present the proposal. The proxy rules of the Securities and Exchange Commission govern the content and form of stockholder proposals and the minimum stockholding requirement. All proposals must be a proper subject for action at National City’s 2009 Annual Meeting.

Additionally, if properly requested, a stockholder may submit a proposal for consideration at the 2009 Annual Meeting of Stockholders, but not for inclusion in National City’s Proxy Statement and proxy for the 2009 Annual Meeting of Stockholders. Under National City’s First Restatement of By-Laws, as amended, for business to be properly requested to be brought before an annual meeting of stockholders, the Secretary of National City must receive from the stockholder a notice in writing of such request not less than 60 days prior to the annual meeting. In addition, the stockholder must be a stockholder of record of National City at the time of giving such notice and be entitled to vote at such annual meeting. National City’s 2009 Annual Meeting of Stockholders, unless changed, is scheduled to be held April 28, 2009, in Cleveland, Ohio, and 60 days prior to that date is February 27, 2009. A copy of the By-Laws may be obtained from the Secretary of National City at the address on the first page of this Proxy Statement.

Voting

A quorum of a majority of the issued and outstanding Common Stock is required for the transaction of business by stockholders at the Annual Meeting. The election of directors requires a plurality of the votes of the shares present in person or represented by proxy and entitled to vote for the election of directors at the Annual Meeting. The ratification of the Audit Committee’s selection of Ernst & Young LLP as the independent registered public accounting firm for 2008 requires the favorable vote of the holders of shares of Common Stock representing at least a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting. Abstentions are counted for the purposes of determining whether a quorum is achieved and for determining the number of shares which are present in person or represented by proxy at the Annual Meeting. Consequently, an abstention has the same effect as a vote against a proposal, as each abstention is one less vote in favor of the proposal. Abstentions have no impact on the election of directors. Under the New York Stock Exchange rules, absent timely client voting instructions, brokers are authorized to exercise discretionary voting authority on certain routine proposals such as the election of directors and the ratification of the Audit Committee’s selection of Ernst & Young LLP as the independent registered public accounting firm. Shares that are not voted on proxies returned by brokers (broker non-votes) will be counted for the purpose of determining whether a quorum has been achieved.

Methods. You may vote in person at the Annual Meeting or by proxy. You have three ways to vote by proxy:

1. Connect to the website on the Internet at http://www.cesvote.com;

2. Call 1-888-693-8683 ; or

3. Sign and date the enclosed proxy and return it in the accompanying envelope.

Complete instructions for using these convenient services for voting your proxy are set forth on the proxy card accompanying this Proxy Statement. The internet and telephone services authenticate stockholders by use of a control number. Please be advised that if you choose to vote via the Internet or the telephone, you do not need to return the proxy card.

Rights. Each share of your Common Stock will be tabulated as one vote. In the event you vote and subsequently change your mind on a matter, you may revoke your proxy prior to the close of voting at the Annual Meeting. You have 5 ways to revoke your proxy:

1. Connect to the website previously listed by 6:00 a.m. April 29, 2008, Eastern Daylight Time;

2. Call the telephone number previously listed by 6:00 a.m. April 29, 2008, Eastern Daylight Time;

3. Receipt by National City prior to the Annual Meeting of a later dated proxy;

4. Receipt by the Secretary of National City prior to the Annual Meeting of a written revocation; or

5. Vote in person at the Annual Meeting.

General Information

The costs of solicitation of proxies will be borne by National City. In addition to using the mails, proxies may be solicited by personal interview, telephone and wire, and it is anticipated that banks and brokerage houses, and other institutions, nominees or fiduciaries, will be requested to forward their proxy soliciting material to their principals and to obtain authorizations for the execution of proxies. Officers and regular employees of National City or its subsidiaries, acting on its behalf, may solicit proxies personally or by telephone or wire. National City has retained Georgeson Shareholder Communications Inc. to assist in such solicitation. The fee of Georgeson Shareholder Communications Inc. is estimated not to exceed $12,000, plus reasonable out-of-pocket costs and expenses. National City does not expect to pay any other compensation for the solicitation of proxies but may, upon request, pay the standard charges and expenses of banks, brokerage houses and other institutions, nominees and fiduciaries for forwarding proxy materials to and obtaining proxies from their principals. No such payment, however, will be made to any National City subsidiaries acting through their nominees or acting as a fiduciary.

National City is not aware of any matters which may be presented for action at the Annual Meeting other than the matters herein set forth. If any other matters properly come before the Annual Meeting or any adjournment thereof, it is the intention of the persons named in the enclosed proxy as proxies to vote the shares represented thereby in accordance with their best judgment pursuant to the discretionary authority granted in the proxy.

By Order of the Board of Directors

DAVID L. ZOELLER
Secretary

March 7, 2008

Exhibit A

NATIONAL CITY CORPORATION CORPORATE AUDIT COMMITTEE PROCEDURES
REGARDING AUDIT AND NON-AUDIT SERVICES PROVIDED BY THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

•	The audit committee shall approve in advance any audit and non-audit services to be provided and performed by the independent registered public accounting firm. The audit committee delegates to the chairman of the committee the authority to grant such approval on its behalf, provided that all audit and non-audit services so approved be reviewed with the audit committee at its next meeting. In the absence of the chairman, another member of the audit committee may act on its behalf.

•	The following non-audit services are specifically prohibited from being performed by the independent registered public accounting firm:

•	Bookkeeping or other services related to the accounting records or financial statements of the Corporation.

•	Financial information systems design and implementation.

•	Appraisal or valuation services, fairness opinions, and contribution-in-kind reports.

•	Actuarial services.

•	Internal audit outsourcing services.

•	Management functions or human resources.

•	Broker or dealer, investment advisor, or investment banking services.

•	Legal services and expert services unrelated to the audit.

•	Any other service that the board determines by regulation is impermissible.

•	Fees paid to the independent registered public accounting firm for non-audit services should not exceed the fees paid for the sum of all audit and audit-related services.

•	The audit committee grants standing approval for the following audit and non-audit services provided that the non-audit services listed below in the aggregate, do not exceed the overall limit for non-audit services specified in the preceding paragraph and are reviewed at each audit committee meeting following their commencement:

•	Expansions of audit scope.

•	Statutory audit requirements.

•	Attestation reports on internal control.

•	Consents, comfort letters, and agreed-upon procedures in connection with securities underwritings.

•	Assistance in responding to SEC comment letters, as applicable.

•	Tax appeals and audit assistance provided such services do not exceed 2% of the audit and audit-related fees per transaction or service.

•	Tax consultation and compliance related to specific matters affecting federal, state, local or foreign taxes; income tax accounting; transfer pricing; employee benefit matters; franchise taxes; property taxes; sales or use taxes; or payroll taxes, provided such services do not exceed 2% of the audit and audit-related fees per transaction or service.

•	Technical accounting and consultation and assistance, including related research, provided such services do not exceed 2% of the audit and audit-related fees per transaction or service.

•	Merger, acquisition and divestiture accounting and tax guidance provided such services do not exceed 2% of the audit and audit-related fees per transaction or service.

•	All other audit and non-audit services provided by the independent registered public accounting firm not specifically identified in the preceding paragraph shall be approved in advance by the audit committee.

A-1

NATIONAL CITY CORPORATION c/o National City Bank VOTE BY TELEPHONE Shareholder Services Operations Locator 5352 Have your proxy card available when you call P. O. Box 94509 the Toll-Free number 1-888-693-8683 using a Cleveland, OH 44101-4509 touch-tone telephone and follow the simple instructions to record your vote. VOTE BY INTERNET Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote. VOTE BY MAIL Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535600, Pittsburgh, PA 15253-9931. Vote by Telephone Vote by Internet Vote by Mail Call Toll-Free using a Access the Website and Return your proxy Touch-Tone phone: Cast your vote: in the Postage-paid 1-888-693-8683 www.cesvote.com envelope provided Vote 24 hours a day, 7 days a week! Your telephone or Internet vote must be received by 6:00 a.m. eastern daylight time on April 29, 2008 to be counted in the final tabulation. If you vote by mail, your proxy must be received prior to the Annual Meeting to be counted in the final tabulation. If you vote by telephone or Internet, please do not send your proxy by mail. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on April 29, 2008 — National City Corporation’s Proxy Statement and 2007 Annual Report are available at National City’s website at www.nationalcity.com. I Proxy must be signed and dated below. D Please fold and detach card at perforation before mailing. DNATIONAL CITY CORPORATION PROXY This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders on April 29, 2008. The undersigned stockholder of National City Corporation hereby appoints Thomas A. Richlovsky and David L. Zoeller and each of them, with power of substitution, proxies for the undersigned to vote all the shares of Common Stock of National City which the undersigned is entitled to vote at the Annual Meeting of Stockholders of National City to be held on April 29, 2008 and any adjournment thereof as follows and in their discretion to vote and act upon such other business as may properly come before the meeting. The Board of Directors recommends a vote FOR the slate of directors and FOR proposal 2. UNLESS OTHERWISE INDICATED, THE PROXIES ARE INSTRUCTED TO VOTE FOR THE ELECTION OF THE NOMINEES LISTED ON THE OPPOSITE SIDE OF THIS CARD AS DIRECTORS AND FOR THE RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. Signature(s) Signature(s) Date: , 2008 Please sign exactly as shown hereon. When signing as a fiduciary or on behalf of a corporation, bank, trust company or other similar entity, your title of capacity should be shown.

D Please fold and detach card at perforation before mailing. D NATIONAL CITY CORPORATIONPROXY Please indicate how you wish your shares to be voted. Unless otherwise indicated, the proxies will vote FOR the slate of directors and FOR proposal 2. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR PROPOSALS 1 AND 2. 1.ELECTION OF DIRECTORS Nominees: (01) J. E. Barfield(02)J. S. Broadhurst(03)C. M. Connor(04)B. P. Healy (05)J. D. Kelly(06)A. H. Koranda(07)M. B. McCallister(08)P. A. Ormond (09)P. E. Raskind(10)G. L. Shaheen(11)J. S. Thornton(12)M. Weiss FOR all nominees listed above WITHHOLD AUTHORITY (except as listed to the contrary below)to vote for all nominees listed above. To withhold authority to vote for any individual nominee, write that nominee’s name or number below: 2.THE RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR AGAINST ABSTAIN IMPORTANT-THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE